UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. 1)

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☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under Rule 14a-12

Stewart Information Services Corporation
(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

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PRELIMINARY PROXY MATERIAL

SUBJECT TO COMPLETION, DATED MARCH 27, 2015

STEWART INFORMATION SERVICES CORPORATION

1980 Post Oak Boulevard, Suite 800

Houston, Texas 77056

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held May 1, 2015

Notice is hereby given that Stewart Information Services Corporation, a Delaware corporation, will hold its annual meeting of stockholders on May 1, 2015, at 8:30 a.m., CDT, in the First Floor Conference Room of Three Post Oak Central, 1990 Post Oak Boulevard, Houston, Texas 77056, for the following purposes:

(1)	To elect Stewart Information Services Corporation’s directors;

(2)	To approve an advisory resolution regarding the compensation of Stewart Information Services Corporation’s named executive officers;

(3)	To ratify the appointment of KPMG LLP as Stewart Information Services Corporation’s independent auditors for 2015;

(4)	To consider a stockholder advisory proposal described in the accompanying Proxy Statement; and

(5)	To transact such other business as may properly come before the meeting or any adjournment(s) thereof.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE:

•	FOR the five nominees for director to be elected by the common stockholders,

•	FOR the approval of the advisory resolution regarding the compensation of Stewart Information Services Corporation’s named executive officers, and

•	FOR the ratification of KPMG LLP as Stewart Information Services Corporation’s independent auditors for 2015.

•	The Board is making no recommendation regarding the stockholder advisory proposal relating to the conversion of the Class B common stock into common stock.

The holders of record of Stewart’s common stock and Class B common stock at the close of business on March 2, 2015 will be entitled to vote at the meeting.

By Order of the Board of Directors,

J. Allen Berryman

Secretary

[—], 2015

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR

THE STOCKHOLDERS’ MEETING TO BE HELD MAY 1, 2015

Our proxy statement for the 2015 Annual Meeting and our Annual Report on Form 10-K

for the fiscal year ended December 31, 2014 are available at www.stewart.com/2015-annual-meeting

IMPORTANT

You are cordially invited to attend the annual meeting in person. Even if you plan to be present, you are urged to sign, date and mail the enclosed proxy promptly. If you attend the meeting you can vote either in person or by your proxy.

PRELIMINARY PROXY MATERIAL

SUBJECT TO COMPLETION, DATED MARCH 27, 2015

STEWART INFORMATION SERVICES CORPORATION

1980 Post Oak Boulevard, Suite 800

Houston, Texas 77056

(713) 625-8100

PROXY STATEMENT FOR THE ANNUAL

MEETING OF STOCKHOLDERS

To Be Held May 1, 2015

Except as otherwise specifically noted, the “Company,” “SISCO,” “Stewart,” “we,” “our,” “us,” and similar words in this proxy statement refer to Stewart Information Services Corporation.

Stewart Information Services Corporation is furnishing this proxy statement to our stockholders in connection with the solicitation by our board of directors (the “Board”) of proxies for the annual meeting of stockholders we are holding Friday, May 1, 2015, at 8:30 a.m., CDT, in the First Floor Conference Room of Three Post Oak Central, 1990 Post Oak Boulevard, Houston, Texas, 77056, or for any adjournment(s) of that meeting. For directions to the annual meeting, please contact Nat Otis in Investor Relations at (713) 625-8360.

Proxies in the form enclosed, properly executed by stockholders and received in time for the meeting, will be voted as specified therein. Unless you specify otherwise, the shares represented by your proxy will be voted (i) for the board of directors’ nominees listed therein, (ii) for the approval of the advisory resolution regarding the compensation of Stewart Information Services Corporation’s named executive officers, (iii) for the ratification of KPMG LLP as Stewart Information Services Corporation’s independent auditors for 2015 and (iv) to abstain on the advisory stockholder proposal relating to the conversion of the Class B common stock into common stock. If after sending in your proxy you wish to vote in person or change your proxy instructions, you may, before your proxy is voted, deliver (i) a written notice revoking your proxy or (ii) a timely, later-dated proxy. Such notice or later-dated proxy shall be delivered either (i) in care of our Corporate Secretary, Stewart Information Services Corporation, 1980 Post Oak Boulevard, Suite 800, Houston, Texas 77056, or (ii) in person at the meeting. Please note that stockholders who hold their shares in our 401(k) plan must provide their voting instructions no later than 11:59 p.m., EDT, two days prior to the meeting. We are mailing this proxy statement on or about [—], 2015, to stockholders of record at the close of business on March 2, 2015.

At the close of business on March 2, 2015, 23,308,151 shares of our common stock (“Common Stock”) and 1,050,012 shares of our Class B common stock (“Class B Stock”) were outstanding and entitled to vote, and only the holders of record on such date may vote at the meeting. A quorum will exist if a majority of the holders of Common Stock and the majority of the holders of Class B Stock, issued and outstanding of each such class, and entitled to vote, are present in person or represented by proxy. We will count the shares held by each stockholder who is present in person or represented by proxy at the meeting to determine the presence of a quorum at the meeting. Per our Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”), as long as 600,000 or more shares of Class B Stock are outstanding, the Common Stock and Class B Stock will be voted as separate classes at each election of directors. Holders of our Class B Stock, whom we refer to as our Class B Stockholders, may convert their shares of Class B Stock into shares of our Common Stock on a one-for-one basis at any time.

The holders of our Common Stock, whom we refer to as our Common Stockholders, voting as a class, are required to elect five of our nine directors. Each Common Stockholder will be entitled to cast one vote per share for or against each of those five director nominees.

Unless there are director nominees other than those nominated by the board of directors, a director nominee will be elected as a director if the votes cast for his or her election exceed votes cast against his or her election. In this case, any director nominee who does not receive a majority of votes cast “for” his or her election would be required to tender his or her resignation following the failure to receive the required vote. Pursuant to the Company’s Amended and Restated By-Laws (the “By-Laws”), if the Secretary of the Corporation determines that the number of director nominees exceeds the number of directors to be elected as of the date seven days prior to the scheduled mailing date of the proxy statement, a plurality voting standard will apply and a director nominee receiving a plurality of votes cast will be elected as a director. Because seven days prior to the mailing of this proxy statement the number of director nominees exceeded the number of directors to be elected, a plurality voting standard will apply in the election of directors at the 2015 annual meeting of stockholders (the “2015 Annual Meeting”). For the purpose of electing directors, broker non-votes and abstentions are not treated as a vote cast affirmatively or negatively, and therefore will not affect the outcome of the election of directors. Both abstentions and broker non-votes are counted for purposes of determining the presence of a quorum.

Our Class B Stockholders, voting as a class, are required by the Certificate of Incorporation to elect the remaining four of our nine directors. Each Class B Stockholder has the right to vote, in person or by proxy, the number of shares it owns for those four directors for whose election it has a right to vote.

Our Common Stockholders and Class B Stockholders will vote together as a single class with respect to the approval of the advisory resolution regarding the compensation of our named executive officers. Approval of this proposal requires the affirmative vote of the majority of the shares voted at the meeting. Brokers do not have discretionary authority to vote shares on the proposal without direction from the beneficial owner. Broker non-votes will not be counted. Abstentions, which will be counted as shares present for purposes of determining a quorum, will not be considered in determining the results of the voting for this proposal. Your shares will be voted as you specify on your proxy. If your properly executed proxy does not specify how you want your shares voted, the shares represented by your proxy will be voted “FOR” the approval of this proposal.

Our Common Stockholders and Class B Stockholders will vote together as a single class with respect to the ratification of the appointment of KPMG LLP as our independent auditors for 2015. The ratification of this proposal requires the affirmative vote of the majority of the shares voted at the meeting. Under New York Stock Exchange (“NYSE”) rules, the approval of our independent auditors is considered a routine matter, which means that brokerage firms may vote in their discretion on this proposal if the beneficial owners do not provide the brokerage firms with voting instructions. Abstentions, which will be counted as shares present for purposes of determining a quorum, will not be considered in determining the results of the voting for this proposal. Your shares will be voted as you specify on your proxy. If your properly executed proxy does not specify how you want your shares voted, the shares represented by your proxy will be voted “FOR” the approval of this proposal.

Our Common Stockholders and Class B Stockholders will vote together as a single class with respect to the stockholder advisory proposal relating to the conversion of Class B Stock into Common Stock. Approval of this stockholder advisory proposal requires the affirmative vote of the majority of the shares voted at the meeting. Approval of the stockholder advisory proposal would not itself eliminate the Company’s dual class capital structure, but rather it would be an advisory recommendation to the Board to submit such a proposal to the stockholders in the future. Brokers do not have discretionary authority to vote shares on the stockholder advisory proposal without direction from the beneficial owner. Broker non-votes will not be counted. Abstentions, which will be counted as shares present for purposes of determining a quorum, will not be considered in determining the results of the voting for this stockholder advisory proposal. Your shares will be voted as you specify on your proxy. If your properly executed proxy does not specify how you want your shares voted, the shares represented by your proxy will be voted “ABSTAIN” with respect to this stockholder advisory proposal.

Whether or not you plan to attend the meeting, and whatever the number of shares you own, please complete, sign, date and promptly return the enclosed proxy card. Please use the accompanying envelope, which requires no postage if mailed in the United States. You may also vote your shares by telephone or Internet by following the instructions on the proxy card. Please note, however, that if you wish to vote in person at the meeting and your shares are held of record by a broker, bank or other nominee, you must obtain a “legal” proxy issued in your name from that record holder.

Revocation of Proxies

You may revoke your proxy at any time prior to its exercise at the 2015 Annual Meeting and change your vote by signing and dating a new proxy card with a later date and returning it in the postage-paid envelope provided or by voting via the Internet or by telephone by following the instructions on the enclosed proxy card. You may also deliver a written notice revoking your proxy (i) in care of our Corporate Secretary, Stewart Information Services Corporation, 1980 Post Oak Boulevard, Suite 800, Houston, Texas 77056 or (ii) in person at the meeting.

Cost of Solicitation

We will bear the cost of the solicitation of our proxies. In addition to mail and e-mail, proxies may be solicited personally, via the Internet or by telephone or facsimile, by a few of our regular employees and officers without additional compensation and by certain officers or employees of Innisfree M&A Incorporated (“Innisfree”). We have hired Innisfree, 501 Madison Avenue, 20th Floor, New York, NY 10022 to assist us in the solicitation of proxies for a fee of $7,500 plus out-of-pocket expenses.

Questions

If you have any questions or need assistance in voting your shares, please call Innisfree, the firm assisting us in the solicitation, at 877-825-8772.

BACKGROUND OF THE SOLICITATION

On February 12, 2014, the Company entered into a nomination and standstill agreement with Foundation Onshore Fund, L.P., Foundation Offshore Master Fund, Ltd., Foundation Offshore Fund, Ltd., Foundation Asset Management GP, LLC, Foundation Asset Management, LLC, David Charney, Sky Wilber, Engine Capital, L.P., Engine Jet Capital, L.P., Engine Capital Management, LLC, Engine Investments, LLC, Arnaud Ajdler and Glenn C. Christenson pertaining to, among other things, the election of directors to the Company’s Board at the Company’s 2014 annual meeting of stockholders, and the formation of an advisory committee to oversee the Company’s cost-reduction initiatives and review the Company’s operations. Pursuant to the nomination and standstill agreement, the Board nominated Arnaud Ajdler and Glenn C. Christenson as independent directors at the 2014 annual meeting of stockholders on the Company’s slate and formed an advisory committee of three directors to review the Company’s cost-cutting initiatives. The nomination and standstill agreement terminated pursuant to its terms on February 2, 2015, ten business days before the expiration of the Company’s advance notice deadline for the nomination of directors or submission of proposals at the 2015 Annual Meeting.

On February 6, 2015, Foundation Asset Management, LP (“Foundation”) wrote a letter to current directors Arnaud Ajdler and Glenn C. Christenson inviting both directors to join a possible Foundation slate of nominees for election as directors at the 2015 Annual Meeting. The letter advised Mr. Ajdler and Mr. Christenson that Foundation would not object to their service on both the Company’s and Foundation’s slates for the 2015 Annual Meeting.

On February 5, 2015, Phillip Goldstein, General Partner of Bulldog Investors LLC (“Bulldog”), requested that the Board extend the deadline for nominating directors to be elected at the 2015 Annual Meeting.

On February 9, 2015, the Board replied to Mr. Goldstein’s request and declined to extend the February 15, 2015 deadline. However, the Board emphasized that it was interested in discussing Mr. Goldstein’s suggestions for the Company and stressed its desire to engage in a constructive dialogue. The Board also noted its belief that a distracting and costly proxy contest is not in the best interests of the Company or its stockholders, especially given the Company’s operational focus on implementing the Board’s cost cutting program and the mandatory Consumer Financial Protection Bureau’s mortgage disclosure rule, which goes into effect on August 1, 2015.

In early February, 2015, the Company informed Mr. Ajdler and Mr. Christenson that the Board was inclined to renominate them for election as directors at the 2015 Annual Meeting but was not so inclined if they were also included as nominees on a slate of directors put forth by Foundation. Mr. Ajdler and Mr. Christenson both agreed not to be nominated on any slate of directors that might be put forth by Foundation and agreed to be renominated on the Company’s slate of directors for the 2015 Annual Meeting.

On February 12, 2015, Mr. Goldstein wrote a letter to the Company on behalf of Opportunity Partners L.P., a fund managed by Bulldog (“Opportunity”), notifying the Company of Opportunity’s intent to nominate James Chadwick, Gerald Hellerman, Richard Latto, Andrew Dakos and Phillip Goldstein for election as directors at the 2015 Annual Meeting. In the letter, Mr. Goldstein also notified the Company of Opportunity’s intent to submit a stockholder advisory proposal relating to the conversion of the Class B Stock into Common Stock. Finally, Mr. Goldstein noted Opportunity’s belief that the best way to maximize stockholder value is via a sale of the Company and indicated that Opportunity was willing to have a substantive discussion with Thomas G. Apel, the Chairman of the Board, and other directors or officers of the Company.

The Company did not receive a nomination notice from Foundation by the February 15th deadline.

On February 16, 2015, Chief Executive Officer Matthew W. Morris, Thomas G. Apel, the Chairman of the Board, and Nat Otis, Director of Investor Relations, spoke with Mr. Goldstein regarding his February 12th letter. During such discussion, Mr. Goldstein suggested that the Company institute a $2.50 per share annual dividend.

On February 18, 2015, the Board met to discuss Opportunity’s nomination of a slate of five directors for election at the 2015 Annual Meeting and request for a $2.50 per share dividend.

On February 19, 2015, Mr. Morris, Mr. Apel and Mr. Otis spoke with Mr. Goldstein and Mr. Dakos to further discuss the issues raised in Opportunity’s February 12th letter and its request for an increased dividend. Mr. Goldstein and Mr. Dakos focused on the Company’s capital allocation policy, specifically reiterating the request for the institution of a $2.50 per share dividend. Mr. Morris said he would discuss the issue with the Board, and suggested that the Company might be prepared to increase its dividend payment so that the Company’s payout ratio would be consistent with the payout ratios of its peers. Mr. Morris noted certain factors that would prohibit the Company from paying a $2.50 per share dividend and indicated that he would continue discussions with Mr. Goldstein.

On February 23, 2015, the Board met to discuss, among other things, the recent discussions with Mr. Goldstein. At the meeting, Goldman, Sachs & Co., the Company’s financial advisor, presented to the Board an analysis with respect to capital allocation and dividend policy. At the meeting, the Board authorized Mr. Morris to continue settlement discussions with Opportunity and, if such settlement discussions did not result in a resolution, to publicly announce a dividend increase to be paid quarterly beginning in the second quarter of 2015.

On February 23, 2015, Mr. Morris, Mr. Apel, Mr. Otis and John L. Killea, the Company’s Chief Legal Officer, spoke with Mr. Goldstein and Mr. Dakos regarding potential settlement terms. Mr. Morris indicated the Board’s receptiveness to increasing its dividend per share annually, but explained constraints on the Company that prevent it from increasing its annual dividend to $2.50 per share, as Opportunity had previously demanded. Mr. Goldstein and Mr. Dakos requested that the group discuss the Company’s proposal the following day.

On February 24, 2015, Mr. Goldstein, and Mr. Dakos spoke with Mr. Morris, Mr. Apel, Mr. Otis and Mr. Killea regarding the Company’s potential dividend increase and advised the Company that Opportunity intended to proceed with its proxy contest.

On February 25, 2015, the Company issued a press release announcing that it was increasing its cash dividend from $0.10 annually to $1.00 per share annually to be paid quarterly at a rate of $0.25 per share beginning in the second quarter of the year.

On February 26, 2015, Bulldog, on behalf of itself and certain affiliates, filed a Schedule 13D publicly announcing its intention to nominate five candidates at the 2015 Annual Meeting and to present a stockholder advisory proposal recommending the Board submit a proposal to stockholders relating to the conversion of the Class B Stock into Common Stock. Bulldog disclosed a collective beneficial ownership of 1,154,289 shares of Common Stock. On this same day, the Company issued a press release relating to, among other things, the Bulldog nomination.

During the weeks of March 9, 16 and 23, Mr. Apel and representatives of Bulldog had discussions regarding the possibility of amicably resolving the threatened proxy contest, which included, among other things, the possibility of the Company including a Bulldog nominee on the Company’s slate for election as a director by the holders of Common Stock at the 2015 Annual Meeting and the inclusion of Bulldog’s stockholder advisory proposal in the Company’s proxy materials.

On March 17, 2015, Bulldog filed a preliminary proxy with the SEC indicating that it would nominate only three nominees for election as directors, and utilize Rule 14a-4(d)(4) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), also known as the “short slate rule.”

On March 26, 2015, Bulldog and the Company entered into a settlement agreement, which is described in more detail below under “Settlement Agreement.” On March 27, 2015, the Company issued a press release announcing the settlement with Bulldog.

Settlement Agreement

On March 26, 2015, the Company entered into a settlement agreement (the “Agreement”) with Bulldog pertaining to, among other things, the election of directors to the Board at the 2015 Annual Meeting and the inclusion of a shareholder proposal relating to the conversion of Class B Stock into Common Stock. Pursuant to the Agreement, Bulldog agreed to certain standstill and voting provisions. As of the date of the Agreement, Bulldog was the beneficial owner of approximately 1,157,874 shares of the Company’s Common Stock, which represented approximately 5.0% of the issued and outstanding shares of Common Stock.

The Company agreed that the Board would nominate James Chadwick (the “New Director”) for election to the Board by the holders of Common Stock at the 2015 Annual Meeting. The Company agreed not to nominate incumbent director Dr. W. Arthur Porter for election to the Board at the 2015 Annual Meeting. Accordingly, Dr. Porter’s term will expire at the 2015 Annual Meeting.

The Company agreed to put to a non-binding vote of stockholders at the 2015 Annual Meeting an advisory proposal that the Board submit a proposal to stockholders relating to the conversion of the Class B Stock into Common Stock (the “Stockholder Advisory Proposal”). Moreover, the Board agreed not to take any position, or make any recommendation, with regard to the Stockholder Advisory Proposal.

Following the 2015 Annual Meeting, the Board agreed to appoint the New Director to the Compensation Committee, which will then be composed of four directors, including Arnaud Ajdler and two other directors selected by the Board.

Pursuant to its terms, the Agreement terminates and the New Director will immediately resign if Bulldog ceases to own at least 2% of the Company’s issued and outstanding shares of Common Stock.

Bulldog agreed not to, among other things, (i) nominate or recommend for nomination any person for election to the Board at the 2015 Annual Meeting, (ii) submit any proposal for consideration, or bring any other business before the 2015 Annual Meeting, except the Stockholder Advisory Proposal, (iii) initiate, encourage or participate in any solicitation of proxies or exempt solicitation with respect to the 2015 Annual Meeting or (iv) publicly or privately encourage or support any other stockholder to take any of the above actions. Bulldog also agreed to vote its shares in accordance with the recommendation of the Board on all matters presented to stockholders at the 2015 Meeting, provided that Bulldog may vote as it chooses on the Stockholder Advisory Proposal.

Other elements of the Agreement include:

•

Throughout the term of the Agreement, Bulldog may not, among other things: solicit proxies or participate with any third party in any proxy solicitation; grant any consent or proxy for a consent to any third party seeking to have Company stockholders authorize or take corporate action by written consent; acquire more than 9.99% of the Company’s outstanding stock; form, join or participate in any group, or deposit shares in any voting trust or similar arrangement, other than with affiliates of Bulldog; seek the removal of any director; seek to effect, or facilitate any third party in effecting, any offer or proposal with respect to any tender offer, merger, acquisition, recapitalization, restructuring or other business combination involving the Company; or disclose any intention inconsistent with any of the above provisions.

•

The Agreement will terminate on the earliest of (i) the Company’s material breach of certain specified obligations under the Agreement, which breach has not been cured within a 10-day period; (ii) the date that is 10 business days prior to the expiration of the Company’s advance notice deadline for the nomination of directors at the 2016 annual meeting of stockholders pursuant to the Company’s

By-Laws; and (iii) such other date as established by mutual written agreement of the Company and Bulldog.

•	The Company agreed to reimburse Bulldog for certain reasonable, documented expenses up to an agreed cap of $15,000.

•	The Company and Bulldog agreed not to publicly criticize or disparage the other party, provided that all parties have the right to comply with law and other disclosure obligations.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information as of March 2, 2015 with respect to persons we believe to be the beneficial owners of more than 5% of either class of our voting shares:

Name	Title of Class	Amount and Nature of Beneficial Ownership		Percent of Class
Matthew W. Morris	Class B Common Stock	250,000		23.6
1980 Post Oak Boulevard
Houston, Texas 77056
Morris Children Heritage Trust	Class B Common Stock	246,852	(1)	23.3
1980 Post Oak Boulevard
Houston, Texas 77056
Stewart Security Capital LP	Class B Common Stock	495,006	(2)	46.7
1980 Post Oak Boulevard
Houston, Texas 77056
BlackRock, Inc.	Common Stock	1,976,246	(3)	8.5
55 East 52nd Street
New York, New York 10055
Dimensional Fund Advisors LP	Common Stock	1,778,187	(4)	7.6
Palisades West, Building One
6300 Bee Cave Road
Austin, Texas 78746
Foundation Asset Management, LLC	Common Stock	1,617,666	(5)	6.9
81 Main Street, Suite 306
White Plains, NY 10601
Thompson, Siegel & Walmsley LLC	Common Stock	1,247,332	(6)	5.4
6806 Paragon Place, Suite 300
Richmond, Virginia 23230
Hirzel Capital Management LLC	Common Stock	1,223,062	(7)	5.2
3963 Maple Avenue, Suite 170
Dallas, Texas 75219
Bulldog Investors, LLC	Common Stock	1,157,874	(8)	5.0
Park 80 West—Plaza Two
250 Pehle Avenue, Suite 708
Saddle Brook, NJ 07663

(1)	Charles F. Howard is the trustee of the Morris Children Heritage Trust (the “MCH Trust”), established effective December 27, 2012, by Malcolm S. Morris. Both Malcolm S. Morris and Charles F. Howard disclaim beneficial ownership of any securities held by MCH Trust. See additional discussion in the paragraph immediately following the footnotes to this table.
(2)	The 2012 Stewart Morris Jr. Family Trust (the “2012 SMJ Trust”) is the general partner of Stewart Security Capital L.P. (“SSCLP”). The 2012 SMJ Trust was established effective December 27, 2012 by Stewart Morris Jr. Stewart Morris Sr. is the sole trustee of the 2012 SMJ Trust. Both Stewart Morris Sr. and Stewart Morris Jr. disclaim beneficial ownership of any securities held by SSCLP. See additional discussion in the paragraph immediately following the footnotes to this table.

(3)	BlackRock, Inc. reported sole voting powers with respect to 1,921,637 of such shares and sole dispositive power with respect to all of such shares in its report on Schedule 13G/A filed January 22, 2015.
(4)	Dimensional Fund Advisors LP reported sole voting power with respect to 1,716,885 of such shares and sole dispositive power with respect to all of such shares in its report on Schedule 13G filed February 5, 2015. Dimensional is an investment adviser registered under Section 203 of the Investment Advisors Act of 1940 and disclaims beneficial ownership of all securities reported in such schedule.
(5)	Foundation Asset Management reported sole voting and dispositive powers with respect to all of such shares in its report on Schedule 13D filed July 3, 2014.
(6)	Thompson, Siegel & Walmsley reported sole voting power with respect to 821,557 shares, shared voting power with respect to 425,775 shares, and sole dispositive power with respect to all of such shares in its report on Schedule 13G filed February 6, 2015.
(7)	Hirzel Capital Management LLC reported shared voting and dispositive power with respect to all shares in its 13G/A filed February 13, 2015. Hirzel Capital serves as the general partner or managing member of Hirzel Capital Master Fund, LP, a Cayman Islands exempted limited partnership, and as such, may direct the vote and disposition of the 1,233,062 shares owned by the Hirzel Accounts. Zac S. Hirzel, as principal of Hirzel Capital Management LLC, may direct the vote and disposition of all shares owned by the Hirzel Accounts.
(8)	Bulldog Investors LLC reported sole voting and dispositive powers with respect to 587,587 of such shares and shared voting and dispositive powers with respect to 566,702 of such shares in its report on Schedule 13D filed February 26, 2015. Such shares include 587,587 that are beneficially owned by the following entities over which Phillip Goldstein, Andrew Dakos and Steven Samuels exercise control: Opportunity Partners L.P., Calapasas West Partners LP, Full Value Special Situations Fund, LP, Full Value Offshore Fund, Ltd., Full Value Partners, LP and MCM Opportunity Partners, L.P. All other shares beneficially owned by Bulldog Investors LLC are also beneficially owned by the clients of Bulldog Investors, LLC.

Our Class B Stockholders are parties to certain agreements requiring, among other things, that the Class B Stockholders maintain a certain balance in their percentage ownership of the shares of Class B Stock. Such agreements also provide for rights of first refusal among the holders with respect to Class B Stock in the event of the death of a holder of Class B Stock, the voluntary or involuntary disposition of Class B Stock and upon certain other specified conditions. All holders of Class B Stock have agreed that all such Class B Stock shall remain subject to all the terms of the existing agreements. Malcolm S. Morris, MCH Trust, and Matthew W. Morris collectively own 50% of the Class B Stock, and Stewart Morris, Jr. and SSCLP collectively own 50% of the Class B Stock.

The following table sets forth information as of March 2, 2015 with respect to each class of our capital stock beneficially owned by our named executive officers, directors and nominees for director, and by all our executive officers, directors and nominees for director as a group:

Name	Title of Class	Amount and Nature of Beneficial Ownership(1)		Percent of Class
Matthew W. Morris	Common Stock	81,210	(2)	*
	Class B Common Stock	250,000		23.8
J. Allen Berryman	Common Stock	38,507	(3)	*
Glenn H. Clements	Common Stock	32,184	(4)	*
Steven M. Lessack	Common Stock	15,136	(5)	*
Jason R. Nadeau	Common Stock	25,391	(6)	*
Arnaud Ajdler	Common Stock	242,247	(7)	1.0
Thomas G. Apel	Common Stock	22,424		*
Glenn C. Christenson	Common Stock	30,963		*
Robert L. Clarke	Common Stock	42,563		*
Frank Keating	Common Stock	25,997		*
Laurie C. Moore	Common Stock	24,232		*
Malcolm S. Morris	Common Stock	87,010	(8)	*
	Class B Common Stock	28,154		2.7
Stewart Morris, Jr.	Common Stock	73,142	(9)	*
	Class B Common Stock	30,000		2.9
Dr. W. Arthur Porter	Common Stock	26,638		*
James Chadwick	N/A	0		*
All executive officers, directors and nominees for director as a group (15 persons)	Common Stock	767,644		3.3
	Class B Common Stock	308,154		29.3

*	Less than 1%.
(1)	Unless otherwise indicated, the beneficial owner has sole voting and dispositive power with respect to all shares indicated.
(2)	Includes 1,600 shares subject to stock options, 38,941 shares of restricted stock, and 470 shares owned through the Company’s 401(k) plan.
(3)	Includes 16,339 shares of restricted stock and 11 shares owned through the Company’s 401(k) plan.
(4)	Includes 6,000 subject to stock options, and 18,079 shares of restricted stock.
(5)	Includes 11,432 shares of restricted stock.
(6)	Includes 18,923 shares of restricted stock.
(7)	Mr. Ajdler is the managing member of Engine Investments, LLC, the general partner of each of Engine Capital, L.P. and Engine Jet Capital, L.P., and may be deemed to be the beneficial owner of the 240,284 shares owned in the aggregate by Engine Capital L.P. and Engine Jet Capital, L.P. Mr. Ajdler disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein.
(8)	Includes 6,000 shares of restricted stock and 78,104 shares held indirectly through trust.
(9)	Includes 6,000 shares of restricted stock.

The mailing address of each director and executive officer shown in the table above is in care of Stewart Information Services Corporation, 1980 Post Oak Boulevard, Suite 800, Houston, Texas 77056.

Section 16(a) Beneficial Ownership Reporting Compliance

Each of our directors and certain officers are required to report to the U.S. Securities and Exchange Commission (the “SEC”), by a specified date, his or her transactions related to our Common Stock or our Class B Stock. Based solely on a review of the copies of reports furnished to us or written representations that no other reports were required, we believe that all filing requirements applicable to our executive officers, directors and greater-than 10% beneficial owners were met during 2014.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

At our annual meeting, our stockholders will elect nine directors, constituting the entire board of directors. Our Common Stockholders are entitled to elect five directors, and our Class B Stockholders are entitled to elect four directors. The Chairman of the board of directors is elected by the Board following the annual meeting of stockholders. Our Class B Stockholders are entitled to nominate and elect the person to serve as Chairman of the board of directors.

Common Stockholders’ Nominees

The following persons have been nominated by the board of directors to be elected as directors by our Common Stockholders. The persons named in your proxy intend to vote the proxy for the election of each of these nominees, unless you specify otherwise. Although we do not believe that any of these nominees will become unavailable, if one or more should become unavailable before the meeting, your proxy will be voted for another nominee, or other nominees, selected by our board of directors.

Nominee, Age and Position with Stewart	Director Since
Arnaud Ajdler, 40, Director	2014
Glenn C. Christenson, 65, Director	2014
Robert L. Clarke, 72, Director	2004
Laurie C. Moore, aka Laurie Moore-Moore, 69, Director	2004
James Chadwick, 41, Nominee for Director	N/A

Each of Messrs. Ajdler, Christenson and Clarke and Ms. Moore was elected by the Common Stockholders at our 2014 annual meeting of stockholders.

Mr. Arnaud Ajdler has served as the managing partner of Engine Capital L.P., a value-oriented investment firm focused on companies going through changes, since February 2013. He was previously a partner at Crescendo Partners, a value-oriented activist investment firm, from 2005 to 2013. Mr. Ajdler is also an adjunct professor of Value Investing at the Columbia Business School. He also serves as the Chairman of the board of directors of Destination Maternity, Inc.

Mr. Ajdler served as a director of Charming Shoppes, Inc. from 2008 until June 2012; O’Charley’s Inc. from March 2012 until April 2012; and The Topps Company from August 2006 until October 2007. Mr. Ajdler received a Bachelor of Science in mechanical engineering from the Free University of Brussels, Belgium, a Master of Science (SM) in Aeronautics from the Massachusetts Institute of Technology (MIT) and a Master of Business Administration from Harvard Business School.

Qualifications : Mr. Ajdler’s significant experience in value-oriented investing offers focused knowledge of businesses and their fundamentals, providing insight on elements that will strengthen the intrinsic value of the Company’s stock. His participation on boards in the retail, restaurant and consumer-goods industries provides further expertise in management and consumer-facing activities.

Mr. Glenn C. Christenson has been managing director of Velstand Investments, LLC, a private investment management company, since 2004. Between 1989 and 2007, Mr. Christenson held various positions, including Director, Chief Financial Officer, Chief Administrative Officer, and Executive Vice President as well as other management roles at Station Casinos, Inc., (now Station Casinos LLC), a gaming entertainment company. Prior to that, Mr. Christenson was a partner of Deloitte Haskins & Sells (now Deloitte & Touche LLP) from 1983-1989, with duties as partner-in-charge of Audit Services for the Nevada Practice and National Audit Partner for the Hospitality Industry.

He served as a director of NV Energy from 2007-2013, where he served as Chairman of the Audit Committee and as a member of the Compensation and other Committees. Mr. Christenson was a director of First American Financial Corporation from 2008 until 2011, where he served as Chairman of the Audit Committee. He served as director of Tropicana Entertainment, Inc. during 2010. Mr. Christenson is a Certified Public Accountant (“CPA”) and holds an undergraduate degree in Business Administration from Wittenberg University and Master of Business Administration in Finance from The Ohio State University.

Qualifications: Mr. Christenson’s distinguished career as a CPA and range of roles in financial management provide in-depth understanding of practices and procedures regarding the Company’s financial and risk management interests. His significant experience and honors in the gaming, hospitality and energy industries offer a unique business perspective to advancing the Company.

Mr. Robert L. Clarke serves as Chair of the Audit Committee. He is a Senior Partner in the Houston office of Bracewell & Giuliani, LLP, where he founded the law firm’s national and international financial services practice. Mr. Clarke was appointed as U.S. Comptroller of the Currency by President Ronald Reagan in 1985, and served until 1992 under Presidents Reagan and George H. W. Bush. He has extensive experience in bank ownership and operation, and expert knowledge of banking laws, regulations and supervision, both in the U.S. and internationally.

Mr. Clarke has served as a consultant to the World Bank, and senior advisor to the President of the National Bank of Poland. He also serves as a director and member of the Audit and Nominating and Corporate Governance Committees of the board of Eagle Materials Inc., a NYSE-listed manufacturer of building materials. He is a director, Chair of the Risk Committee, and member of the Investment Committee for Mutual of Omaha Insurance Company. He is also a director of Community Bancshares of New Mexico, Inc. and Community Bank in Santa Fe, New Mexico, and a director of the Dubai Financial Services Authority. Mr. Clarke has served as a Trustee of Rice University from which he received its Distinguished Alumnus award, and continues to serve as a Trustee Emeritus and member of its Audit and Public Affairs Committees. Additionally, Mr. Clarke is a Trustee of the Santa Fe Chamber Music Festival and its supporting Foundation, an Advisory Trustee of the Museum of New Mexico Foundation, a Trustee of the Financial Services Volunteer Corps, and a Trustee of the National Foundation for Credit Counseling. He received a Bachelor of Arts in economics from Rice University, and an LL.B. from Harvard Law School.

Qualifications: Mr. Clarke is a veteran attorney and banking professional with extensive experience in legal, regulatory and corporate governance matters. His tenure in the U.S. government, along with his in-depth knowledge of banking and finance, provide valued expertise to the Company.

Ms. Laurie C. Moore serves as Chair of the Compensation Committee. She is the Founder and President of the Institute for Luxury Home Marketing, an international training and membership organization targeting real estate agents who work in the luxury residential market. For the 12 years prior to founding the Institute in 2003, Ms. Moore was Managing Partner of REAL Trends, Inc., a publishing, research, and strategic consulting company serving brokerage company owners and the top management of national real estate franchise brands.

With nearly 40 years in the real estate space, Ms. Moore has been a featured speaker for more than 25 years. In the area of governance, she has presented at events, including the 2014 ISS Annual Client Conference, the 2013 Harvard Law School Roundtable on Executive Compensation, and the 2015 and 2012 NYSE Compensation Boot Camps. She earned a National Association of Corporate Directors Board Fellow designation in 2012; in the same year, she was also chosen as one of five top Texas businesswomen by the Texas Women’s Chamber of Commerce. As Executive Director of two residential brokerage CEO groups, she gained financial experience through more than 10 years of supervising the preparation of combined financial summaries for Chief Executive Officer peer review for dozens of major real estate firms.

Qualifications: As a founder of three businesses serving the residential brokerage industry, Ms. Moore’s experience provides keen insight on the Company’s customer base, particularly REALTORS® and affluent consumers. She also has a deep understanding of the industry’s structure and is familiar with its major players. Ms. Moore brings a pragmatic and strategic approach to business challenges, and is valuable in assessing the expertise, knowledge and experience of potential director nominees.

Mr. James Chadwick began working with Ancora Advisors LLC in 2014. His primary responsibilities are Portfolio Management and Research for the firm’s Alternative Investments. Prior to joining Ancora Advisors LLC, Mr. Chadwick was the Managing Director of the private equity firm Harlingwood Equity Partners, LLC from 2009 through 2013. He previously founded and managed two special situations-focused hedge funds, PCO Partners LLC and Monarch Activist Partners LP. He began his investment career in 1999 working for the pioneering engagement investment fund Relational Investors LLC. At Relational Investors LLC, Mr. Chadwick participated in the fund’s investments in, among others, Aetna, Inc., Prudential, National Semiconductor, Mattel, Dial and Sovereign Bancorp.

Mr. Chadwick is currently a director of Imperial Holdings, Inc. He received a Bachelor of Arts with Honors from the University of California Los Angeles.

Qualifications: Mr. Chadwick’s over 16 years of investment experience with a focus on micro and small cap companies will enable him to provide valued expertise to the Company. The Company will benefit not only from his experience in investment activities, which include operating companies, banks and closed-end funds in a wide array of industries, but also from his experience as a director of five public companies.

YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF THE FIVE NOMINEES FOR DIRECTOR.

Class B Stockholders’ Nominees

The following persons have been nominated as directors to be elected by our Class B Stockholders. The persons named in the Class B Stockholders’ proxies intend to vote the proxies for the election of the nominees named below, unless otherwise specified. Although we do not believe that any of these nominees will become unavailable, if one or more should become unavailable before the meeting, proxies will be voted for another nominee, or other nominees, selected by the Class B Stockholders.

Nominee, Age and Position with Stewart	Director Since
Thomas G. Apel, 54, Director	2009
Frank Keating, 71, Director	2014
Malcolm S. Morris, 68, Director and Vice Chairman	2000
Stewart Morris, Jr., 66, Director and Vice Chairman	2000

Each of Thomas G. Apel, Gov. Frank Keating, Malcolm S. Morris and Stewart Morris, Jr. was elected as director by our Class B Stockholders at our 2014 annual meeting of stockholders.

Mr. Thomas G. Apel is the Chairman of the board of directors. He is Chief Executive Officer of VLN, Inc., a non-conforming mortgage lending operation in Edmond, Oklahoma. He is also a research affiliate with the Massachusetts Institute of Technology, currently focused on business model taxonomy and IT portfolio strategies. From 2006 until January 1, 2013, Mr. Apel was President of Intrepid Ideas Inc., a product development, technology evaluation and business strategy consulting firm for financial services and real estate finance companies.

Prior to 2006, he served as President and Chief Executive Officer of Centex Title and Ancillary Services, and was responsible for management, strategy development and implementation of a highly profitable business unit containing national title, escrow, title insurance and property and casualty insurance operations. His background also includes extensive experience in mortgage lending and related real estate lending operations.

Qualifications: Mr. Apel has significant knowledge and experience in the mortgage, title, insurance and technology industries, as well as in corporate management, strategy, finance and start-up businesses. His familiarity with mortgage and other real estate lending provides a useful perspective on one of the Company’s essential customer segments.

Gov. Frank Keating is President and CEO of the American Bankers Association. He was previously President and CEO of the American Council of Life Insurers. From 1995 to 2003, he served as Governor of the State of Oklahoma, the second person to hold the office for two consecutive terms. As Governor, he was recognized for his compassionate, professional handling of the Murrah Federal Building bombing in Oklahoma City, after which he raised over $6 million for the education of children whose parents were killed in the tragedy.

Gov. Keating’s career has included time as an FBI agent, U.S. Attorney, State Prosecutor, and member of Oklahoma’s state House and Senate. He served in the federal Treasury, Justice and Housing departments under Presidents Reagan and George Bush, Sr., with responsibility for federal prosecutions and oversight over the Secret Service, U.S. Customs, U.S. Marshals, U.S. Attorneys and several other agencies. As Assistant Secretary of the Treasury and General Counsel and Acting Deputy Secretary of the U.S. Department of Housing and Urban Development (HUD), he worked on issues including housing finance, lending practices, securitization and Bank Secrecy Act issues.

Gov. Keating is a graduate of Georgetown University and the University of Oklahoma College of Law, and the recipient of six honorary degrees. He is a frequent commentator on national news programs, and is a member of the boards of the National Archives, the Jamestown Foundation and the Bipartisan Policy Center.

Qualifications: Gov. Keating’s lengthy public service career provides a depth of knowledge in government, legal, banking, directorial and infrastructure matters. With the numerous fiscal concerns facing the world economy and the housing industry in particular, he draws on considerable experience to advise the Board on Company interests.

Mr. Malcolm S. Morris is a Vice Chairman of the Company, previously Chairman of the board of directors and Co-Chief Executive Officer from 2000 until November 2011, and Senior Executive Vice President—Assistant Chairman for more than five years prior to 2000. He is also Chairman of the board of Stewart Title Guaranty Company. His personal experience as a Company employee spans more than four decades, including responsibility for financial stability and efficiency improvements. He is the first cousin of Vice Chairman Stewart Morris, Jr. and father of Company Chief Executive Officer and Advisory Director Matthew W. Morris.

Mr. Malcolm Morris has more than 40 years of experience in the title insurance industry, and has served as President of the Texas Land Title Association and the American Land Title Association. He is a member and fellow of the American Bar Association and the Houston Bar Association, and a member of the State Bar of Texas. Mr. Malcolm Morris has a Master of Business Administration with a focus on finance and banking, and a Juris Doctorate from the University of Texas. He also attended the Harvard Law School’s Program of Instruction for Lawyers.

Qualifications: As a member of the Company’s founding family, with more than 40 years of tenure, Mr. Malcolm Morris has intimate knowledge of the Company’s operations, legal and regulatory matters, history and culture. His highly respected leadership and involvement in title industry organizations and advocacy are essential to the Company’s position as a leader in the market.

Mr. Stewart Morris, Jr. is a Vice Chairman of the Company, previously President and Co-Chief Executive Officer from 2000 until November 2011. Mr. Morris, Jr. has also served as president and chief executive officer of Stewart Title Company, and chairman or senior chairman of the board of Stewart Title Guaranty Company, since 1991. He has been a Company employee for more than 40 years, and has been responsible for the development of a number of real estate services and technology solutions, including productivity, e-commerce and settlement, related lender services, automated land record systems, courthouse automation and international land registries. He is the first cousin of Vice Chairman Malcolm S. Morris.

Mr. Morris, Jr. is a director of the American Land Title Association, and received the October Research 2012 Joe Casa Award in recognition of his leadership in industry innovation. In 2012, Mr. Morris, Jr. was named one of the 100 most influential real estate leaders by Inman News. With his in-depth knowledge of real estate transactions and affiliated technology, Mr. Morris, Jr. speaks frequently at industry conferences, universities and other forums. Mr. Morris, Jr. is chairman of the Oldham Little Foundation, which gives approximately 100 grants per year to small churches worldwide. For the past ten years, Mr. Morris, Jr. has served as chairman of the Carriage Museum of America, and currently serves as treasurer. He has a Bachelor of Arts in economics and political science from Rice University, and a Master of Business Administration with a focus on finance and real estate from the University of Texas.

Qualifications: As a member of the Company’s founding family, with more than 40 years of tenure, Mr. Morris, Jr. has intimate knowledge of the Company’s operations, technology interests, expansion strategy, management, history and culture. His significant expertise in real estate information technology and the transaction process has been key to the Company’s market leadership.

Malcolm S. Morris and Stewart Morris, Jr. are first cousins. Matthew W. Morris is the son of Malcolm S. Morris.

CORPORATE GOVERNANCE

Board of Directors

Dr. W. Arthur Porter will not stand for reelection to the board of directors. The board of directors is grateful for his innumerable contributions to the Company over his 22 years of service.

We have nominated James Chadwick, a new independent director, to serve on the board of directors. Additional information regarding Mr. Chadwick is set forth above in “Proposal No. 1”.

We are managed by a board of directors comprised of nine members, five of whom are elected by our Common Stockholders and four of whom are elected by our Class B Stockholders. A majority of the members of the board of directors are “independent” within the meaning of the listing standards of the NYSE. Assuming the election of the 2015 director slate set described above, these directors are: Thomas G. Apel, Gov. Frank Keating, Glenn C. Christenson, Arnaud Ajdler, Robert L. Clarke, Laurie C. Moore and James Chadwick. The board of directors has determined that none of these directors has any material relationship with us or our management that would impair the independence of their judgment in carrying out their responsibilities to us. In making this determination, the board of directors considers any transaction, or series of similar transactions, or any currently proposed transaction, or series of similar transactions, between us or any of our subsidiaries and a director to be material if the amount involved exceeds $120,000, exclusive of directors’ fees, in any of our last three fiscal years.

The roles of Chairman of the board of directors and Chief Executive Officer are separate and each role is held by a different individual. The Chairman of the board of directors is elected by the Board following the annual meeting of stockholders. Our Class B Stockholders are entitled to nominate the person to serve as Chairman of the board of directors. As discussed below, the Chairman also presides over the regular and any special meetings of our non-management directors. Our non-management directors meet prior to each regularly scheduled Board meeting.

All of our directors shall be elected at the annual meeting of stockholders and hold office until the next annual election or until his or her successor shall be chosen and shall be qualified, or until his or her death or the effective date of his or her resignation or removal for cause. The act of six of the directors shall be the act of the board of directors except as may be otherwise specifically provided by statute, the Certificate of Incorporation, or the By-Laws.

In 2014, the Company adopted a majority voting standard which raised the standard for election to the board of directors such that votes cast for such director must exceed the votes cast against such director in an uncontested election. In connection with the majority voting standard, the board of directors at the same time approved a guideline requiring the resignation of a director who fails to receive a majority vote in an uncontested election. Under the new 2014 By-Law, in a contested election (i.e., where the Secretary of the Corporation determines that the number of nominees exceeds the number of directors to be elected as of the date seven days prior to the scheduled mailing date of the proxy statement for such annual meeting of stockholders), the plurality voting standard would still apply. Because seven days prior to the mailing of this proxy statement, the number of director nominees exceeded the number of directors to be elected, a plurality voting standard will apply in the election of directors. During 2014, the board of directors held 4 regular meetings, 6 special meetings, one retreat, and executed 14 consents in lieu of meetings. All directors attended all of such meetings, except that three directors each missed one meeting. For 2015, the board of directors will have an Executive Committee, an Audit Committee, a Nominating and Corporate Governance Committee, a Compensation Committee and an Advisory Committee on Cost Management. See “Committees of the Board of Directors” below.

The board of directors has adopted the Stewart Code of Business Conduct and Ethics, Guidelines on Corporate Governance and Code of Ethics for Chief Executive Officers, Principal Financial Officer and

Principal Accounting Officer, each of which is available on our website at www.stewart.com/investor-relations/corporate-governance and in print to any stockholder who requests it. We intend to disclose any amendment to or waiver under our Code of Ethics for Chief Executive Officers, Principal Financial Officer and Principal Accounting Officer by posting such information on our website. Our Guidelines on Corporate Governance and the charters of the Audit Committee, the Nominating and Corporate Governance Committee, the Compensation Committee, and the Executive Committee require an annual self-evaluation of the performance of the board of directors and of such committees, including the adequacy of such guidelines and charters. The charters of the Nominating and Corporate Governance Committee, the Audit Committee, the Compensation Committee, the Executive Committee and the Advisory Committee on Cost Management are available on our website at www.stewart.com/investor-relations/corporate-governance and in print to any stockholder who requests them. Our Guidelines on Corporate Governance strongly encourages attendance in person by our directors at our annual meetings of stockholders. All of our directors attended our 2014 annual meeting of stockholders.

Director Qualifications

Each of our directors is an individual of high character and integrity, with an inquiring mind, and works well with others. Each director nominee brings a unique background and set of skills to the board, giving the board of directors, as a whole, competence and experience in a wide variety of areas, including insurance, real estate, technology, strategic planning, corporate governance, executive management, accounting, finance, government and international business. For information regarding the qualifications, background and experience of our director nominees, please see each nominee’s biographical information under “Proposal No. 1”.

Risk Oversight

The board of directors has ultimate responsibility for protecting stockholder value. Among other things, the board of directors is responsible for understanding the risks to which we are exposed, approving management’s strategy to manage these risks, and monitoring and measuring management’s performance in implementing the strategy. The board of directors works with its committees and management to effectively implement its risk oversight role.

The Audit Committee, with the assistance of management, oversees the risks associated with the integrity of our financial statements, our compliance with legal and regulatory requirements, and our liquidity requirements and other exposures to financial risk. The Audit Committee reviews with management, independent auditors and internal auditors (the internal audit function has been outsourced to Deloitte & Touche LLP) the accounting policies, the system of internal controls and the quality and appropriateness of disclosure and content in the financial statements or other external financial communications. The Audit Committee, with the assistance of our legal department and human resources department, also performs oversight of our various conduct and ethics programs and policies, including the Stewart Code of Business Conduct and Ethics, reviews these programs and policies to assure compliance with applicable laws and regulations, and monitors the results of our compliance efforts. To the extent the Audit Committee identifies any material risks or related issues, the risks or issues are addressed with the full board of directors.

The Nominating and Corporate Governance Committee, with the assistance of management, oversees risks associated with administering our Guidelines on Corporate Governance and is responsible for reviewing and making recommendations for selection of nominees for election as directors by Common Stockholders. To the extent the Nominating and Corporate Governance Committee identifies any material risks or related issues, the risks or issues are addressed with the full board of directors.

The Compensation Committee, with the assistance of management, oversees risks associated with our compensation programs and policies. To the extent the Compensation Committee identifies any material risks or related issues, the risks or issues are addressed with the full board of directors.

Advisory Directors

In addition to the directors elected by our Common Stockholders and Class B Stockholders, from time to time our board of directors appoints advisory directors. These individuals are selected based on their potential as future candidates for our board of directors. This gives potential director candidates the opportunity to learn firsthand about the Company and provides a bench of candidates who have gone through the learning curve regarding the Company, its products, policies and business practices. If elected, they are ready to fully engage as directors. Our advisory directors receive notice of and regularly attend meetings of our board of directors and committees on which they serve as non-voting members. They provide valuable insights and information, but are not included in quorum and voting determinations. Non-employee advisory directors receive the same compensation for their services as our elected directors receive. Employee advisory directors do not receive any pay as an advisory director. All advisory directors attend meetings at the pleasure of the Board. Paul W. Hobby, founding Chairman of Genesis Park, L.P., and Matthew W. Morris, the Company’s Chief Executive Officer (“CEO”), currently serve as advisory directors.

Committees of the Board of Directors

For 2015, the board of directors of the Company will have the following committees: Executive, Audit, Nominating and Corporate Governance, Compensation and Advisory Committee on Cost Management.

Executive Committee. The Executive Committee may exercise all of the powers of the board of directors, except those specifically reserved to the board of directors by law, by resolution of the board of directors, or by the Executive Committee Charter. The Executive Committee currently consists of Thomas G. Apel (Chair), Glenn C. Christenson, Robert L. Clarke, Malcolm S. Morris and Stewart Morris, Jr. During 2014, the Executive Committee held 3 meetings, at which all members were present, and executed 13 consents in lieu of meetings. The Executive Committee operates under a charter adopted by our board of directors, a copy of which is available on our website at www.stewart.com/investor-relations/corporate-governance.

Audit Committee. It is the Audit Committee’s duty to assist the board of directors in fulfilling its oversight responsibility of (i) the integrity of the financial statements of the Company, (ii) the independent auditors’ qualifications, independence, and performance, (iii) the Company’s system of controls over financial reporting, performance of its internal audit function, independent auditors, and compliance with ethical standards adopted by the Company, and (iv) the compliance by the Company with legal and regulatory requirements. The Audit Committee has sole authority to appoint or replace our independent auditors. The Audit Committee has the authority to engage independent counsel and other advisers as it determines necessary to carry out its duties. The Audit Committee operates under a written charter adopted by our board of directors, a copy of which is available on our website at www.stewart.com/investor-relations/corporate-governance. The Audit Committee currently consists of Robert L. Clarke (Chair), Laurie C. Moore, and Glenn C. Christenson. During 2014, the Audit Committee held 8 regular meetings, at which all members were present, except that two members each missed one meeting. Each of the members of the Audit Committee is “independent” as defined under the listing standards of the NYSE and the Securities Exchange Act of 1934, and the board of directors has determined that Mr. Clarke and Mr. Christenson are “audit committee financial experts” as defined in the rules of the SEC. No member of our Audit Committee serves on the audit committees of more than three public companies.

The Audit Committee has established procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls and auditing matters, and the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters. Persons wishing to communicate with the Audit Committee may do so by writing in care of Chairman, Audit Committee, Stewart Information Services Corporation, 1980 Post Oak Boulevard, Suite 800, Houston, Texas 77056.

Nominating and Corporate Governance Committee. It is the Nominating and Corporate Governance Committee’s duty to (i) identify individuals who may become Board members or advisory directors, (ii) select or recommend director nominees for the next annual meeting of stockholders, (iii) develop and recommend to the board of directors a set of corporate governance principles applicable to the Company, (iv) provide oversight of the Company’s corporate governance, and (v) oversee the evaluation of the board of directors and management. The Nominating and Corporate Governance Committee currently consists of Dr. W. Arthur Porter (Chair), Laurie C. Moore, and Arnaud Ajdler, each of whom is “independent” as that term is defined in the listing standards of the NYSE. The Nominating and Corporate Governance Committee held 6 meetings during 2014, at which all members were present. Our Nominating and Corporate Governance Committee’s charter is available on our website at www.stewart.com/investor-relations/corporate-governance.

Our Guidelines on Corporate Governance require that a majority of the nine members of our board of directors be “independent” as that term is defined in the rules of the NYSE. As described above, a majority of our current board of directors is “independent” under the listing standards of the NYSE. In considering candidates for election as independent directors, our Guidelines on Corporate Governance also provide that the Nominating and Corporate Governance Committee shall be guided by the following principles:

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Each director should be an individual of the highest character and integrity and have an inquiring mind, experience at a strategic or policy-setting level, or otherwise possess a high level of specialized expertise, and the ability to work well with others. Specialized knowledge and experience that will augment board effectiveness and support the growth of the Company is also considered.

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Each director should have sufficient time available to devote to our affairs to carry out the responsibilities of a director and, absent special circumstances approved by the Board, no director should simultaneously serve on the boards of directors of more than three public companies. Directors are qualified for service on the board of directors only if they are able to make a commitment to prepare for and attend on a regular basis meetings of the board of directors and its committees.

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Each independent director should be free of any significant conflict of interest that would interfere with the independence and proper performance of the responsibilities of a director. Directors to be nominated for election by our Common Stockholders should not be chosen as representatives of a constituent group or organization; rather each should utilize his or her unique experience and background to represent and act in the best interests of all stockholders as a group.

•	Directors should have equity ownership in the Company.

The board of directors does not have a formal policy with respect to Board nominee diversity. In recommending proposed nominees to the full Board, the Nominating and Corporate Governance Committee is charged with building and maintaining a Board that has an ideal mix of talent and experience to achieve our business objectives in the current environment. In particular, the Nominating and Corporate Governance Committee is focused on relevant subject matter expertise, depth of knowledge in key areas that are important to us, and diversity of thought, background, perspective and experience so as to facilitate robust debate and broad thinking on strategies and tactics pursued by us. There are no minimum requirements for nomination.

In recent years, vacancies occurring in our board of directors have been filled by advisory directors whose experience and expertise have contributed significantly to the deliberations of the board of directors and who meet the criteria set forth above.

Each director is required to own an amount of Common Stock equal to a multiple of three times the director’s annual retainer. Each director has five years, from the later of their initial election and March 2011, to acquire the required amount of Common Stock. Stock ownership requirements have been designed in such a way that the ability of the board of directors to recruit diverse board candidates will not be impaired, yet Board members will have a strong alignment with stockholders’ interests.

Pursuant to our By-Laws, the Nominating and Corporate Governance Committee will accept and consider nominations by stockholders of persons for election by our Common Stockholders to our board of directors. To be considered for nomination at our 2016 annual meeting of stockholders, stockholder nominations must be received by us no later than February 15, 2016. Persons wishing to submit the names of candidates for consideration by the Nominating and Corporate Governance Committee may submit such nominations in writing addressed to the Nominating and Corporate Governance Committee in care of Corporate Secretary, Stewart Information Services Corporation, 1980 Post Oak Boulevard, Suite 800, Houston, Texas 77056. Any such submission should include the candidate’s name, credentials, contact information and consent to be considered as a candidate.

Compensation Committee. It is the duty of the Compensation Committee to assist the board of directors in discharging its responsibilities relating to the Company’s compensation policies, the compensation of the Company’s officers and senior managers, and to produce the required report on executive compensation for inclusion in the Company’s annual proxy statement. The Compensation Committee currently consists of Laurie C. Moore (Chair), Dr. W. Arthur Porter, Gov. Frank Keating, and Arnaud Ajdler. During 2014, the Compensation Committee held 11 meetings, at which all members were present, and executed 2 consents in lieu of meeting. Our board of directors has determined that each member of our Compensation Committee is “independent” as that term is defined under the listing standards of the NYSE.

The Compensation Committee functions pursuant to its charter, which is available on our web site at www.stewart.com/investor-relations/corporate-governance. The Compensation Committee’s specific duties and responsibilities include, but are not limited to, the following:

•	Establishing and monitoring the basic philosophy and policies governing the compensation of executive officers, and officers of the Company who are also serving as members of the board of directors.

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Reviewing recommendations submitted by the CEO, then approving and submitting to the Board for formal ratification any decisions with respect to the compensation for executive officers and officers of the company who also are serving as members of the board of directors. These recommendations may include base pay, incentive compensation plans, perquisites, equity-based plans and relevant metrics and target award levels.

•	Approving and submitting to the Board for formal ratification compensation decisions with respect to the compensation plan of the CEO.

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Recommending a pay-for-performance based CEO compensation plan to the board of directors and oversee administration of the plan, including evaluating the CEO’s performance in light of the goals under the plan.

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Reviewing and approving employment agreements, severance agreements and change in control agreements with the executive officers and any officers of the Company who are also serving as members of the board of directors.

•	Reviewing the overall compensation structure and programs for all employees (including a review of any risks to the Company that may arise from such structure or programs).

•	Approving the equity-based compensation plans of the Company.

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Reviewing and discussing with management the disclosures in this proxy statement’s Compensation Discussion and Analysis (the “CD&A”), making a recommendation to the board of directors regarding the inclusion of the CD&A in this proxy statement, and producing a Compensation Committee Report for inclusion in the Company’s proxy statement, each in accordance with the requirements of the SEC.

The Compensation Committee has the sole authority to retain and terminate any independent compensation consultant. The Compensation Committee is responsible for determining the independence of its advisors by taking into consideration all factors relevant to advisor independence, including the factors set forth in the NYSE Listed Company Manual. The Compensation Committee has authority to direct the work of the compensation consultants and establish the consultants’ fees. It may also obtain advice and assistance from other advisors it determines necessary for effective completion of its duties. The Company is required to fund (i) the Compensation Committee’s approved expenses for any independent advisors employed by the Compensation Committee and (ii) any other reasonable expenses incurred by the Compensation Committee.

Advisory Committee on Cost Management. The duty of the Advisory Committee on Cost Management is to oversee our cost savings initiatives and help determine if additional cost savings are obtainable. The Advisory Committee on Cost Management consists of Thomas G. Apel (Chair), Glenn Christenson and Robert L. Clarke.

Compensation Committee Interlocks and Insider Participation

None of the current or former members of the Compensation Committee is a former or current officer or employee of the Company or any of its subsidiaries, is involved in a relationship requiring disclosure as an interlocking executive officer/director, or had any relationship requiring disclosure under Item 404 of Regulation S-K.

Sessions of Independent Directors

Our independent directors meet at regularly scheduled sessions without management. The Chairman of the Board presides at those sessions. Persons wishing to communicate with our non-management directors may do so by writing in care of Chairman, Audit Committee, Stewart Information Services Corporation, 1980 Post Oak Boulevard, Suite 800, Houston, Texas 77056. Persons wishing to communicate with our other directors may do so by writing in care of Corporate Secretary, Stewart Information Services Corporation, at the same address.

EXECUTIVE OFFICERS

The following table sets forth the names and positions of our executive officers as of March 2, 2015:

Matthew W. Morris	Chief Executive Officer
J. Allen Berryman	Chief Financial Officer, Secretary and Treasurer
John L. Killea	Chief Legal Officer
Glenn H. Clements	Group President, Direct Operations
Patrick Beall	Group President, Agency Operations
Steven M. Lessack	Group President, International Operations
Jason R. Nadeau	Group President, Mortgage and Title Services

Below is biographical information for our executive officers:

Matthew W. Morris. Matthew W. Morris, 43 years old, was elected Chief Executive Officer of the Company in November of 2011. Having served for the prior five years as Senior Executive Vice President of the Company, Stewart Title Company and Stewart Title Guaranty Company, in addition to serving as President of the Shared Services Division, Mr. Morris has an intimate knowledge of the Company. He provides leadership over all of the Company’s businesses, focusing on operational alignment, process efficiencies, smart growth and maximum stockholder value. In 2004, Mr. Morris joined the Company’s executive management team as Senior Vice President, Planning & Development. Previously, he was director of a strategic litigation consulting firm, offering trial and settlement sciences and crisis management. Mr. Morris received a Bachelor of Business Administration in organizational behavior and business policy from Southern Methodist University, and a Master in Business Administration with a concentration in finance from The University of Texas. In 2013, he was named a gold winner for Executive of the Year (large company category) in the Best in Biz awards, and recognized as an industry leader in the Swanepoel Power 200. Matthew W. Morris is the son of Malcolm S. Morris. Malcolm S. Morris and Stewart Morris, Jr. are first cousins.

Patrick Beall. Patrick H. Beall, 58 years old, has been with the Company for more than 28 years. Mr. Beall currently serves as Group President, Agency Operations, and is responsible for the Company’s independent title agency network across the United States. In addition, he oversees Stewart Vacation Ownership and technology sales for our independent agency network. Mr. Beall served as Executive Vice President, Senior Director of Agency Operations from January 2014 through December 2014. From December 2008 until December 2013, Mr. Beall was the South Central States District Manager for Agency Operations, with direct and indirect responsibility for the Company’s independent agency network in 22 states. Mr. Beall has served as President of two affiliated entities, Professional Real Estate Tax Service and Baca Landata, since joining the Company in 1986. He is currently a member of the Texas Land Title Association (TLTA) and serves on the association’s finance committee; he is also a former member of the Oklahoma Land Title Association’s Board of Directors. He attended the University of Oklahoma in Norman.

J. Allen Berryman. J. Allen Berryman, 57 years old, has served as Chief Financial Officer, Secretary and Treasurer of the Company since September 2008. From January 2006 through August 2008, Mr. Berryman served as Vice President—Finance of Contract Research Solutions, Inc., d/b/a Cetero Research, one of the world’s largest providers of early clinical trial and bio-analytical laboratory services to pharmaceutical, biotechnology and generic drug companies. Prior to joining Cetero Research, he spent nine years in the electronic payments industry, holding CFO and COO positions with Retriever Payment Systems and TeleCheck International, and serving as Corporate Controller and Chief Accounting Officer of First Data Corporation. Mr. Berryman also has 12 years’ experience with the public accounting firm of Deloitte & Touche LLP. Mr. Berryman received his Bachelor of Business Administration in accounting from the University of Georgia, and is a CPA.

Glenn H. Clements. Glenn H. Clements, 67 years old, has been with the Company for more than 40 years and has extensive experience in the title insurance and real estate industries. As Group President, Direct

Operations for Stewart Title Guaranty Company (“STGC”) and Stewart Title Company, both wholly owned subsidiaries of the Company, Mr. Clements is responsible for all domestic directly-owned agency offices in the Stewart Title network. He oversees all residential and commercial operations, including escrow closings, sales and production facilities, as well as Stewart Specialty Insurance Services, Relocation Services offices, and Stewart’s 1031 exchange company, Asset Preservation, Inc. He earned a Bachelor of Business Administration and a Master of Business Administration studies from the University of Houston.

John L. Killea. John L. Killea, 59 years old, is the Chief Legal Officer of the Company. Mr. Killea is responsible for the underwriting, claims, litigation, compliance and regulatory areas for SISCO and its affiliated companies. With more than 33 years of legal experience, Mr. Killea joined the Company in 2000 as counsel in the claims and agency underwriting areas for Stewart Title Insurance Company (“STIC”), the Company’s New York underwriter. He has served as Chief Claims Counsel and General Counsel for STIC, and continues to serve as General Counsel for Stewart Title Guaranty Company since his appointment in 2008. Mr. Killea holds a Bachelor’s degree cum laude from Lafayette College and a Juris Doctorate from Fordham University School of Law. He is a member of the New York State Bar Association and has been admitted to practice in the State of New York and the United States District Court for both the Eastern and Southern Districts of New York.

Steven M. Lessack. Steven M. Lessack, 62 years old, is President of STGC Canada, and Chief Executive Officer of Stewart Title Limited, overseeing the Company’s business activities in the United Kingdom, Europe and Australia. In 1996, he opened the Canadian operation for Stewart Title Guaranty Company. With his more than 35 years of title insurance and related real estate knowledge, he also holds the position of Group President, International Operations, where he is responsible for and oversees all title operations outside of the United States, in addition to the Company’s expansion activities worldwide. In addition to Canada, the Company presently has operations in Mexico, Central & South America, the Caribbean, Australia and throughout Europe. Prior to joining Stewart, he was an independent agent of Stewart Title Insurance Company with offices throughout upstate New York. He attended California State University in San Bernadino.

Jason R. Nadeau. Jason R. Nadeau, 44 years old, is Group President, Mortgage and Title Services for the Company. He is responsible for leading and developing comprehensive national mortgage and title services in support of the lender, servicer and investor customers. Additionally, Mr. Nadeau oversees Stewart Lender Services, Stewart Government Services and Stewart Centralized Title Services. Mr. Nadeau previously served as senior vice president of First American’s Enterprise Technology, and as president of RealEC® Technologies, a company he helped found. Previous to his tenure at RealEC® Technologies, Mr. Nadeau served as vice president of technology for Stewart Mortgage Information (now Stewart Lender Services), and in various capacities at Norwest Mortgage, now Wells Fargo®. Mr. Nadeau graduated from the University of St. Thomas in St. Paul, Minnesota, with a Bachelor’s degree in business finance and a minor in systems analysis and design.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

The following Compensation Discussion and Analysis (“CD&A”) describes the Company’s executive compensation program in 2014. The objective of our executive compensation program is to maintain a strong pay-for-performance culture in order to attract, retain, and motivate the key leaders who serve our Company and our stockholders. The following pages explain the process, objectives, and structure of the executive compensation decisions undertaken by our Compensation Committee and our board of directors for 2014. This CD&A is intended to be read in conjunction with the tables beginning on page 40 below, which provide detailed historical compensation information for our Named Executive Officers (“NEOs”). For 2014, our NEOs are:

NEO	Title
Matthew W. Morris	Chief Executive Officer
J. Allen Berryman	Chief Financial Officer
Glenn H. Clements	Group President, Direct Operations
Jason R. Nadeau	Group President, Mortgage and Title Services
Steven M. Lessack	Group President, International Operations

Executive Summary

We are committed to providing value to our stockholders. While we acknowledge the strong support for our compensation programs expressed in our 2014 Say on Pay Vote, we continue to dedicate significant efforts to ensuring our executive compensation programs evolve with our long-term business strategy, feedback from our stockholders, and market best-practices. We are confident that the discussion below makes it clear that we maintain an executive compensation program that aligns the interests of our executives with those of our stockholders.

2014 Business Highlights and Performance

Since its inception in 1893, Stewart has grown to be one of the largest title insurance companies in the nation, and one whose name is synonymous with trust, integrity, and service. In April 2014, we were recognized by Forbes® as one of the 50 Most Trustworthy Financial Companies in America. The rankings, determined by proprietary ratings provider and investment advisor, GMI Ratings, recognize 50 financial and banking companies of more than 8,000 publicly-traded, North American companies analyzed.

We have generated significant growth in stockholder value, with a three-year total return to stockholders of 224%, which is at the 94th percentile of our peer group.

2014 was a very active year for us, as we completed year three of our five-year strategic plan. We remain on target with the strategic objectives we communicated to our stockholders, customers, and associates at the outset of the plan, and we believe completion of its remaining elements will position us well for another century of success. Of note for the year were:

•

Our world-wide commercial revenues in 2014 were $170.7 million. Our U.S. and Canadian commercial revenues were $155.9 million, a 13.4 percent increase over 2013, and the highest since 2007, which was one of the best commercial years ever historically.

•

Title losses as a percentage of title revenues declined to 4.7 percent from 5.9 percent; during the third quarter we were successful in recovering a portion of a large loss incurred in prior years. Excluding the effect of that recovery, title losses were 5.6 percent, the lowest title loss rate since 2005. Cash claims payments declined 12.3 percent.

•

In keeping with our strategic plan, we completed several acquisitions in our Mortgage and Title services segment that significantly enhance our competitiveness in providing services all along the continuum of mortgage origination, servicing, and support, as well as greatly expanding our capability to provide centralized title services.

•

In response to new regulations and newly defined business processes, plus extensive new transaction documentation requirements, all of which are mandated by the Consumer Finance Protection Bureau (“CFPB”), we mounted a major implementation program which has involved thousands of executive man hours and increased costs. Due to our team’s extraordinary effort, we are on-track to meet the implementation deadline beginning in August of 2015.

•

Largely as a result of the acquisitions, our Mortgage and Title services segment revenues increased 59.1 percent to $194.0 million. As of year-end 2014, Mortgage Services had achieved in excess of $5 million of annualized savings through integration of the acquisitions, and all are on track to produce pretax profit margins in the mid-teens in the second half of 2015.

•

As of year-end 2014, we had achieved in excess of $10 million of annualized savings pursuant to the cost management program announced during the first quarter of 2014. We are confident of achieving our goal of $25 million of annualized savings by the end of 2015.

•

During the fourth quarter of 2014, the remaining $27.2 million of senior convertible notes converted into approximately 2.1 million shares of Common Stock pursuant to the terms of the underlying indenture. As of year-end 2014, our debt-to-equity ratio was less than 10 percent, well below the 20 percent we have set as our internal limit of leverage.

•	We began our share repurchase program earlier than expected and, in 2014, acquired $22.0 million of shares towards our goal of $70.0 million of share repurchases by year-end 2015.

CEO Pay At-A-Glance

The vast majority of CEO pay is variable and linked to drivers of financial performance or growth in stockholder value. The chart below shows the elements of CEO total direct compensation (base salary, annual bonus, and grant date or target value of annual equity grants) for the past three years.

As shown, roughly 60% to 70% of CEO compensation every year has been variable. Our annual short-term incentive plan (“STI”) is tied to annual operational and financial performance, while our long-term incentive plan (“LTI”) is tied to long-term financial and stock price performance. In 2014, we also added a one-time performance share challenge award, the Key Employee Equity Plan (the “KEEPs” award), which is tied to significant accomplishments in growing Earnings Per Share (“EPS”) with a threshold minimum of $5 per share in fiscal 2016. The KEEPs award is not reflected in the following table.

Response to 2014 “Say on Pay” Vote and Program Changes

Similar to 2013, an overwhelming majority of the votes cast on our 2014 Say on Pay proposal were cast in favor of the proposal. Specifically, 97.8% of shares were voted in favor of our Say on Pay proposal. The Compensation Committee interprets this strong level of support as affirmation of the overall structure of our program and our approach to making compensation decisions. As our business continues to evolve, we are committed to the continuous improvement of our program to ensure alignment with our business priorities, leadership strategy and stockholder interests. To this end, we made the following enhancements to our program for 2014:

Element of Program	Change	Rationale
Short-term Incentive Plan	• Replaced Total Shareholder Return (“TSR”) measure with Pretax Profit Margin	• Provide a more direct link to our annual business plans in support of our strategy and a stronger alignment to shareholder value
Long-term Incentive Plan	• Added time-based restricted shares as 1/3 of the total LTI mix	• Enhance competitiveness and consistency with peer group practice • Increase retention value in support of our talent strategy
	• Replaced EBITDA performance shares with EPS performance shares	• Eliminate overlap between LTI and STI performance measures
	• Change from a mix of cash and equity to 100% equity-based awards	• Provide a more direct link to shareholder value and stronger alignment of our NEOs with our shareholders
KEEPs Award	• Added a one-time special challenge performance share award tied to achievement of a significant increase in EPS performance in fiscal 2016	• Create an enhanced incentive to deliver on our strategic plan, based upon EPS performance well beyond what is included in our normal annual equity awards

Our Executive Compensation Practices

Below we highlight our core executive compensation practices, both the practices we have implemented to drive performance, and the practices we have not implemented because we do not believe they would serve our stockholders’ interests.

What We Do			What We Don’t Do

☑	Performance-based short- and long-term compensation	☒	No share recycling under the long-term incentive plan

☑	Heavy emphasis on variable (“at-risk”) pay	☒	No excise tax gross-ups upon change in control

☑	“Double trigger” vesting of cash severance payments	☒	No repricing of underwater stock options

☑	Clawback policy	☒	No hedging transactions or short sales by executive officers or directors permitted

☑	Equity ownership guidelines	☒	No guaranteed bonus or retention bonus for executive officers

☑	Independent compensation consultant	☒	Severance multipliers not greater than 3.0x for any executive officer

☑	Regular review of share utilization	☒	No significant perquisites

What Guides Our Program

Compensation Philosophy and Objectives

The Compensation Committee follows a “pay-for-performance” philosophy in our executive compensation structure, which is designed to encourage and reward the achievement of our long-term goals, our short-term goals that help drive long-term results, and ultimately the creation of stockholder value. For each executive, the pay-for-performance compensation package is also intended to represent a fair and competitive compensation arrangement that promotes a meaningful work experience including personal fulfillment, competitive pay, and job security.

The Compensation Committee believes that our executive compensation program should reward enhanced financial performance of the Company and maximize stockholder value by aligning the short-term and long-term interests of our executive officers with those of our stockholders. Our Company’s programs are intended to:

•	Attract, retain, and motivate individuals of outstanding ability in key executive positions;

•	Drive and reward strong business performance, which is aligned with company strategies, to create superior value for our stockholders;

•	Ensure that performance-based compensation does not encourage excessive risk taking; and

•	Encourage our executives to focus on both the short- and long-term performance goals of the Company.

Our executive compensation also is intended to be market competitive. For 2014, the Committee approved base salary, short-term incentive compensation and long-term incentive compensation (together, “total direct compensation”) for each executive. Total direct compensation is intended to be competitive with our peer group, with a directional target of the peer group median. The Compensation Committee also takes into consideration historical and individual circumstances, including tenure and experience, individual performance, retention factors, and the availability of comparable data for each position.

The Compensation Committee believes that a majority of executive compensation should be “at-risk” with the realized value of compensation heavily dependent upon the Company’s financial, operational and stockholder return performance. During periods when our financial performance meets or exceeds established objectives, we believe that executives should be rewarded appropriately for their efforts in achieving our goals. Likewise, when our performance does not meet the established goals, incentive compensation may be reduced or may not be earned.

Incentive compensation is designed to help achieve the appropriate balance between annual results and sustained multi-year success of the Company. Short-term awards primarily are payable in cash, while long-term awards are equity-based awards.

Implementing the Philosophy

In support of our compensation philosophy:

•

We generally target pay levels to be within the median range for our peer group in order to provide each of our NEO’s with a competitive compensation opportunity that is also reasonable from a stockholder perspective. Our NEOs then have the opportunity to earn realized compensation in excess of the median in return for meeting or exceeding performance goals.

•

Base salary levels for our NEOs are established after taking into account external market rates, executive performance, internal equity, and pay trends over time compared to the trend in Company performance as measured by TSR.

•

Short-term incentive plan opportunities are designed to motivate our NEOs to achieve key annual objective measures of financial performance, operating performance, and key individual and Company-wide strategic goals. Consistent with our philosophy, STI awards are tied to specific metrics designed to drive annual improvement and operational excellence.

•

Long-term incentive plan grants motivate our NEOs to enhance stockholder value and to work as a team to ensure Company performance. Our LTI program is designed to align NEO interests with those of stockholders through the use of equity-based awards, multi-year vesting, and pre-established performance conditions. Our NEOs are further aligned with stockholders through our share ownership guidelines, and our LTI awards help ensure that our executives will meet those guideline levels of ownership.

Our executive compensation programs also reflect sound corporate governance and solid business rationale. The following table outlines the major elements of 2014 total direct compensation for our executives:

Element of Program	Change	Rationale

Short-term Incentive Plan	• Replaced Total Shareholder Return (“TSR”) measure with Pretax Profit Margin	• Provide a more direct link to our strategy and a stronger alignment to stockholder value
Long-term Incentive Plan	• Added time-based restricted shares as 1/3 of the total LTI mix	• Enhance competitiveness and consistency with peer group practice
• Increase retention value in support of our talent strategy
	• Replaced EBITDA performance shares with EPS performance shares	• Eliminate overlap between LTI and STI performance measures
	• Change from a mix of cash and equity to 100% equity-based awards	• Provide a more direct link to stockholder value and stronger alignment of our NEOs with our stockholders

KEEPs Award	• Added a one-time special Performance Share Award (“PSA”) tied to achievement of a significant increase in EPS performance in fiscal 2016	• Create an enhanced incentive to deliver on our strategic plan, based upon EPS performance well beyond what is included in our normal annual equity awards

Our executives are also eligible for other benefits and limited perquisites that are in line with market practice, as well as health and welfare benefits that are the same as our general employee population.

Pay Mix

The core principle of our executive compensation philosophy is to pay for performance. Accordingly, our executive compensation program is heavily weighted toward “at-risk” performance-based compensation. We have three elements of target total direct compensation: base salary, STI target opportunity and LTI target opportunity. As illustrated in the chart below, in 2014, 73% of target total direct compensation to our CEO was variable and at risk, while 61% of NEO compensation was at-risk. The following charts of our target total direct compensation does not include our one-time aggressive KEEPs award, which is discussed in greater detail under “Elements of NEO Compensation for 2014.” The KEEPs challenge award is tied to growing EPS to a threshold of $5 per share in 2016. Shares immediately vest on December 31, 2016 if performance is met.

2014 Target Total Direct Compensation
CEO	Other NEOs

The Role of the Compensation Committee

The Compensation Committee oversees the executive compensation program. The Compensation Committee is comprised solely of independent, non-employee members of the Board of Directors. Details of the Compensation Committee’s authority and responsibilities are specified in its Charter, which is available online (http://www.stewart.com/content/dam/stewart/investor-relations/pdfs/Charter.Comp.2013.pdf).

The Compensation Committee is responsible for determining the components and amount of compensation for our executive officers and provides overall guidance for our employee compensation policies and programs. The Compensation Committee consults with the CEO for compensation recommendations for other executive officers and for the purpose of assuring that executive compensation programs do not distort our overall compensation structure. The CEO’s recommendations are based upon his assessment of each executive officer’s performance, the performance of the individual’s respective business or function, and employee retention considerations. The Compensation Committee reviews our CEO’s recommendations and approves, in its sole discretion, any compensation changes affecting our executive officers.

The Role of Management

Members of management, including Human Resources, assist the Compensation Committee by providing recommendations that management believes will establish appropriate and market-competitive compensation plans for executive officers consistent with the Company’s compensation philosophy. As part of this process, management collaborates with the Compensation Committee regarding the information provided on market trends, potential compensation plan designs, and industry trends, before making recommendations to the Compensation Committee. In preparation for the 2014 compensation plans, management:

•	Recommended base salaries and cash and incentive targets for executives other than the CEO; and

•

Proposed incentive metrics and targeted performance levels for the short- and long-term incentive plans, including target value (or number of shares) of performance-based restricted stock and cash-based performance units.

At the end of the 2014 performance year, management reviewed metric-based performance relative to expectations in 2014 of each executive other than the CEO, for the purpose of validating the 2014 STI and LTI awards.

The Compensation Committee reviews and discusses management’s recommendations in conjunction with its independent compensation consultant when making compensation decisions or recommendations to the full Board.

The Role of the Compensation Consultant

For the 2014 plan year, the Compensation Committee engaged Longnecker & Associates (“L&A”) to assist in providing a comprehensive assessment of its executive compensation programs. The Compensation Committee retained the sole authority to select, retain, terminate, and approve fees and other retention terms of the relationship with L&A.

L&A, the compensation consultant, provides various executive compensation services to the Compensation Committee. Generally, these services include advising the Compensation Committee on the principles of our executive compensation program and providing market information and analysis regarding the competitiveness of our program design and award values in relation to performance.

During 2014, the compensation consultant performed the following services for the Committee:

•	Conducted an evaluation of the total compensation for each of the named executive officers (conducted in late 2013 for 2014);

•	Conducted an evaluation of the total compensation of other executives of the Company (conducted in late 2013 for 2014);

•	Provided independent recommendations for CEO compensation;

•	Provided the CEO with recommendations for the compensation of other executive officers;

•	Provided independent recommendations on incentive plan metrics; and

•	Reviewed and provided independent recommendations on the annual and long-term incentive plans.

In addition, L&A attended meetings of the Compensation Committee, as requested by the Compensation Committee Chair.

The NYSE has adopted guidelines for Compensation Committees to consider when identifying Compensation Committee advisor independence. The Compensation Committee reviewed these guidelines and determined that L&A was an independent consultant under these guidelines. This independence was confirmed in writing by L&A. L&A performed no services for the Company other than those specific to Board Committee assignments regarding executive and non-employee director compensation.

Our management communicated with L&A and provided data to L&A regarding our executive officers, but did not direct L&A’s activities.

In December 2014, the Committee engaged Pearl Meyer & Partners (“PM&P”) as its independent consultant for 2015.

Benchmarking and Peer Group Comparison

When considering our compensation practices and levels, the Compensation Committee reviews the compensation practices and levels of the peer group companies to determine market levels. The Compensation Committee periodically reviews the composition of our peer group to ensure that the companies in the group are relevant for comparative purposes, have executive positions with responsibilities similar to ours, and compete with us for executive talent. In order to identify an appropriate peer group, the Compensation Committee and their consultant reviewed data for potential peers relating to revenue, assets, enterprise value, and market capitalization. The Committee also considered business focus (such as title companies and financial services companies tied to the real estate market) and complexity. Based on these factors, in 2013 the Compensation Committee determined that the companies in the table below would comprise our peer group.

During 2013, L&A compiled compensation data from the peer group using proxy statements and other publicly filed documents. L&A also provided published survey compensation data from multiple sources, including the following surveys: Economic Research Institute, Mercer, Inc., Kenexa and Towers Watson. For each survey, L&A adjusted the data to appropriately reflect companies of a similar size to the Company.

For each element of compensation for which data was available, L&A averaged the 25th percentile from the peer group and the published survey data to approximate the 25th percentile for the “market.” A similar process was used to establish the 50th and 75th percentiles. The combination of published survey data and peer compensation data was then used to compare the compensation of our executives to comparably titled persons at companies within our peer group and in the survey data.

No new study was conducted during 2014, although the Committee relied upon data from the 2013 study when considering compensation decisions during 2014, which was updated with recent information. The following companies comprise our peer group for 2014.

			Financial Size Fiscal Year End 2014
Ticker	Company Name	Primary Business	Revenues ($MM)	Assets ($MM)	Net Income ($MM)	Market Cap ($MM)	Enterprise Value ($MM)
CRD.b	Crawford & Company	Insurance agents, brokers, and service	$1,142	$808	$38	$514	$635
EMCI	EMC Insurance Group Inc.	Fire, marine, and casualty insurance	$595	$1,501	$30	$480	$441
EIG	Employers Holdings, Inc.	Fire, marine, and casualty insurance	$773	$3,779	$86	$740	$793
FAF	First American Financial Corporation	Title insurance	$4,642	$7,388	$205	$3,636	$2,113
HCC	HCC Insurance Holdings Inc.	Fire, marine, and casualty insurance	$2,619	$10,818	$460	$5,181	$5,291
HTH	Hilltop Holdings Inc.	Finance services	$1,111	$9,180	$109	$1,799	$—
IPCC	Infinity Property and Casualty Corp.	Fire, marine, and casualty insurance	$1,359	$2,418	$45	$888	$1,019
KMPR	Kemper Corporation	Fire, marine, and casualty insurance	$2,197	$7,833	$115	$1,902	$2,665
MCY	Mercury General Corporation	Fire, marine, and casualty insurance	$3,000	$4,609	$214	$3,119	$2,630
AMTG	Apollo Residential Mortgage, Inc.	Real estate investment trusts	$127	$3,969	$91	$506	$—
NAVG	Navigators Group Inc.	Fire, marine, and casualty insurance	$1,011	$4,463	$90	$1,047	$1,063
PHH	PHH Corporation	Miscellaneous business credit institutions	$2,489	$4,683	$159	$1,218	$—
RDN	Radian Group Inc.	Surety insurance	$1,273	$5,960	$568	$3,194	$3,855
RLI	RLI Corp.	Fire, marine, and casualty insurance	$775	$2,776	$135	$2,126	$2,035
SAFT	Safety Insurance Group Inc.	Fire, marine, and casualty insurance	$772	$1,675	$61	$961	$799
UFCS	United Fire Group, Inc	Fire, marine, and casualty insurance	$920	$3,825	$51	$745	$660
STFC	State Auto Financial Corp.	Fire, marine, and casualty insurance	$1,167	$2,586	$58	$910	$879

	75th Percentile		$2,197	$5,960	$159	$2,126	$2,113
	MEDIAN		$1,142	$3,969	$91	$1,047	$879
	25th Percentile		$775	$2,586	$58	$745	$635

STC	Stewart Information Services Corporation	Title insurance	$1,797	$1,381	$35	$893	$682
	Percentile ranking		72%ile	5%ile	4%ile	33%ile	32%ile

Source: Standard & Poor’s Capital IQ Database

Executive Compensation Risk Management

The Compensation Committee does not believe that the Company’s compensation policies and practices encourage excessive or unnecessary risk-taking by our executives and other employees. In fact, the Compensation Committee believes that our compensation program is designed with an appropriate mix of compensation to mitigate these risks. Practices include:

•

Setting base compensation for executives within reasonable ranges of our competitive market and rewarding executives through our STI and LTI plans for exceptional performance when the Company outperforms, which we believe aligns management’s interests with stockholders’ interests;

•

Utilizing financial, operational and individual performance measurements under the STI plan that require both objective and subjective performance determinations, with discretion retained by the Compensation Committee to consider imprudent risk assumption that led to short-term gains and adjust the awards produced under such plan accordingly;

•	Incorporating performance-based long-term incentives, which encourage consistent behavior and reward long-term, sustained performance of the Company;

•	Prohibiting trading of derivatives or hedging by executive officers as required in the Company’s Security Trading and Investment Policy;

•	Regularly benchmarking our current compensation practices, policies and pay levels with our peer group;

•	Requiring a mandatory forfeiture of grants of unvested equity upon a termination by the Company for cause; and

•	Ensuring that our executive compensation program is overseen by a committee of independent directors, who are advised as needed by both internal and external risk experts.

Elements of 2014 NEO Compensation

Base Salaries

We pay an annual base salary to each of our NEOs in order to provide them with a fixed rate of cash compensation that is “non-variable” during the fiscal year. In establishing base salaries, the Compensation Committee considers a variety of factors, including internal pay equity, operational performance as it relates to an executive’s level of duties and responsibilities applicable to the position held, and historical compensation information. We believe that this is critical to motivate and retain our executives who each have leadership talents and business expertise that make them attractive to other companies.

In connection with its annual review of executive compensation, the Compensation Committee determined that certain NEO’s base salaries should increase, effective January 1, 2014. These increases reflected the Compensation Committee’s evaluation of market data and the performance of the executives, which determined that the CEO and CFO were below market. The base salaries for each of the NEOs are shown in the table below:

NEO	2013 Base Salary ($)	2014 Base Salary ($)	% Change
Matthew W. Morris	400,000	450,000	12.5%
J. Allen Berryman	310,000	325,500	5%
Glenn H. Clements	400,000	400,000	0%
Jason R. Nadeau	350,000	350,000	0%
Steven M. Lessack	400,000	400,000	0%

Short-Term Incentives

Short-Term Incentive Plan for 2014

The Compensation Committee believes STI compensation is an important part of the compensation package provided by companies with which we compete for executive talent, and therefore a well-reasoned STI approach can help us to be competitive. At the same time, we believe our STI approach motivates our executives to meet our financial and strategic objectives.

Setting Target Award Opportunities

The Compensation Committee established a target award amount for each NEO as a percentage of base salary. This target was used at the end of the year as the base point for determining any actual earned award. In addition, a maximum award opportunity of 200% of target was established. The Compensation Committee sets the target award opportunities based on each NEO’s level of responsibilities and ability to impact our business results, as well as consideration of benchmarking data, as outlined on page 31. 2014 target award opportunities were as follows:

NEO	STI Target (as a % of Base Salary)	STI Target ($)
Matthew W. Morris	100%	$450,000
J. Allen Berryman	40%	$130,200
Glenn H. Clements	100%	$400,000
Jason R. Nadeau	100%	$350,000
Steven M. Lessack	60%	$240,000

2014 Performance Metrics, Goals, Results and Bonus Payouts

The Compensation Committee established performance goals for each NEO for 2014, as well as the applicable weight for each of the goals, based on their respective roles within the organization. Our CEO’s STI bonus payout is 100% dependent on the achievement of corporate goals. Our other NEOs’ STI bonus payouts are also dependent on the achievement of the same corporate goals as the CEO, but are further balanced with other business-specific goals that are more closely tied to their roles within the organization.

For 2014, our goals were based upon internal financial projections, an evaluation of the overall economic environment, a subjective assessment of market expectations, specific tactics to support our strategy, and a very narrow range between threshold/target/maximum metric measures.

While we continued to work toward our stated goals, during the year, our executive team was also asked to focus on a $25 million dollar cost cutting initiative and the comprehensive reinvention of processes and documentation required for implementation of mandatory industry-wide CFPB regulatory changes. These two projects are moving forward successfully, but the urgency of these projects is high and the level of effort has been substantial. We believe our executive team and employees’ performance has been outstanding; however, we failed to meet the threshold on any of our corporate performance metrics, meaning no bonuses were paid based on those metrics.

The following tables provide a breakdown of targeted award opportunities, metrics utilized to determine STI payout, performance results, and the actual STI payout for each NEO.

Short-Term Incentive
Performance Goals	Target (%)	2014 Results (%)	Incentive Performance ($)
Matthew W. Morris
Corporate Performance
EBITDA Improvement(1)	0.00%	-6.33%	—
Pretax Profit Margin(2)	5.50%	4.64%	—
Modified Return on Equity(3)	10.00%	7.97%	—

J. Allen Berryman
Corporate Performance
EBITDA Improvement(1)	0.00%	-6.33%	—
Pretax Profit Margin(2)	5.50%	4.64%	—
Modified Return on Equity(3)	10.00%	7.97%	—

Operational Performance
Project Attainment(4)	80.00%	100.00%	32,550
Customer Service Index(5)	80.00%	83.00%	13,541
Budget Attainment(6)	0.00%	-2.69%	12,023

Glenn H. Clements
Corporate Performance
EBITDA Improvement(1)	0.00%	-6.33%	—
Pretax Profit Margin(2)	5.50%	4.64%	—
Modified Return on Equity(3)	10.00%	7.97%	—

Operational Performance
Operating Revenues Improvement(7)	5.00%	0.41%	54,126
Pretax Profit Margin(2)	20.00%	14.69%	—
Policy Loss Ratio(8)	5.00%	3.55%	80,000

Jason R. Nadeau
Corporate Performance
EBITDA Improvement(1)	0.00%	-6.33%	—
Pretax Profit Margin(2)	5.50%	4.64%	—
Modified Return on Equity(3)	10.00%	7.97%	—

Operational Performance
Operating Revenues Improvement(7)	10.00%	43.58%	210,000
Modified EBITDA Margin(9)	10.00%	7.16%	—

Steven M. Lessack
Corporate Performance
EBITDA Improvement(1)	0.00%	-6.33%	—
Pretax Profit Margin(2)	5.50%	4.64%	—
Modified Return on Equity(3)	10.00%	7.97%	—

Operational Performance
Operating Revenues Improvement(7)	5.00%	7.34%	88,128
Modified EBITDA Margin(9)	44.00%	43.63%	54,398
Policy Loss Ratio(8)	26.00%	23.00%	48,000

(1)	Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) Improvement is calculated by adding back interest expense, depreciation expense and amortization expense to pretax earnings and comparing the results against the same number for the prior year.

(2)	Pretax Profit Margin is calculated by dividing pretax profits by operating revenues.
(3)	Modified Return on Equity is calculated by dividing modified net earnings attributable to Company, which is calculated by subtracting certain items including, but not limited to, certain unusual income tax expense or benefit as determined by the Board of Directors of the Company from net earnings attributable to Company, by modified average stockholders’ equity, which is calculated by subtracting cumulative other comprehensive income and noncontrolling interest from stockholders’ equity.
(4)	Project Attainment is specific goals established for each service center executive. This metric is measured by determining how much of the annual goals were completed on a percentage basis.
(5)	Customer Service Index is an internal survey conducted at least annually. The metric is calculated by taking the subsequent survey score minus the benchmark survey score. The difference is then divided by the benchmark survey score.
(6)	Budget Attainment metric measures the variance between actual expenses and budgeted expenses. It is calculated by taking the actual annual expenses minus the budgeted annual expenses. The difference is then divided by the budgeted annual expenses.
(7)	Operating Revenues Improvement is calculated by comparing current year revenues from operations reported in local currency against prior year revenues from operations reported in local currency.
(8)	Policy Loss Ratio is calculated by dividing title losses and claims by title insurance revenues from Direct Operations and Agency Operations.
(9)	Modified EBITDA Margin is calculated by dividing Modified EBITDA by operating revenues. Modified EBITDA is calculated by subtracting Investment Income, Investment and Other Gains (Losses)—Net, and other unique or unusual items as determined by the Board of Directors of the Company from EBITDA.

Long-Term Incentives

2014 Long-Term Incentive Plan

We believe that long-term incentives that balance performance-based opportunities with service-based restrictions, helps us achieve alignment of stockholder and executive interests by rewarding NEOs for the creation of sustained stockholder value and providing us with a means to retain and motivate high-caliber executives needed to attain our desired performance goals.

Over the last several years, our approach to long-term incentives has evolved with our business strategy, feedback from our stockholders, and market trends. For 2014, we continued to place the heaviest emphasis on performance-based incentives, with two-thirds of the overall annual award vesting contingent upon the achievement of specified financial goals over a three-year performance period (2014 to 2016). The remaining third of the award is provided in the form of time-based restricted shares that cliff vest at the end of 2016 based on continued service.

Performance-Based Incentive Award

The Compensation Committee believes both relative and absolute metrics provide appropriate goals for our long-term incentive awards. Performance-based incentive awards use both a relative total stockholder return (“TSR”) metric versus the Russell 2000 Financial Services Index Companies (“Comparative Group”) and an absolute EPS growth metric. Each metric receives a 33% weighting in the normal annual LTI plan for 2014. This performance-based incentive award does not include the KEEPs award, which is discussed separately below.

The following table shows the percentage of 2014 performance-based shares that will vest based on the level of performance achieved. No performance-based shares will vest if performance does not exceed the threshold level. Vesting is capped at 200% in the case of above-target performance:

	2014 Performance-Based Incentive Award*
	Relative TSR vs. Comparative Group 50% of Performance-Based Award**		EPS Growth 50% of Performance-Based Award**
	Level of Performance Achieved	Percentage of TSR Portion Vesting	Level of Performance Achieved	Percentage of EPS Portion Vesting
Threshold	40th percentile	50%	5%	50%
Target	60th percentile	100%	10%	100%
Maximum	100th percentile	200%	15%	200%

*	Payouts between performance levels will be interpolated.
**	Both Relative TSR and EPS Growth metrics carry a 33% weighting in the normal annual LTI plan for 2014.

Time-Based Incentive Award

Time-based incentive awards, granted in the form of restricted stock, are intended to encourage the retention of our NEOs, while providing a continuing incentive to increase stockholder value since the realized value of the award will depend on the Company’s share price at the time an award vests. This award receives a 33% weighting in the normal annual LTI plan for 2014. This weighting does not include the KEEPs award.

Restricted stock vests three years from the date of the award grant. NEOs must be actively employed through the three-year vesting period in order to receive a payout. At the vesting date, any awards are settled in shares of SISCO Common Stock. The number of shares will be based on the grant date fair value divided by closing price of the stock on the grant date. The grant value is determined by the following formula:

Base Salary	x	Target LTI (as a % of Base Salary)	=	Grant Value
3

2014 Target Award Grants

The target award values of the long-term incentives awarded to each of our NEOs was expressed as a percentage of base salary as follows:

NEO	Target LTI (as a % of Base Salary)	Target Value of LTI ($)
		TSR Performance Shares (1/3)	EPS Performance Shares (1/3)	Time-Based Restricted Stock (1/3)	Total
Matthew W. Morris	175%	$262,500	$262,500	$262,500	$787,500
J. Allen Berryman	85%	$92,225	$92,225	$92,225	$276,675
Glenn H. Clements	90%	$120,000	120,000	120,000	$360,000
Jason R. Nadeau	100%	$116,667	$116,667	$116,667	$350,000
Steven M. Lessack	55%	$73,333	$73,333	$73,333	$220,000

One-Time EPS Performance Share Award (the “KEEPs Award”)

In 2014, the Compensation Committee approved a one-time special “challenge” performance share award tied to EPS performance ending in 2016, in support of our long-term strategic plan. This award was in addition to our normal LTI incentives in order to provide and award for significantly more aggressive growth than would be required at maximum for our annual EPS performance shares discussed above. If the goals are achieved the performance share award will be fully vested. The KEEPs Plan goals and performance share award opportunities are as follows:

EPS Goal	Award as a % of Base Salary
$6.00	700%
$5.50	600%
$5.00	500%
< $5.00	0%

As the Compensation Committee continues to evaluate our long-term strategic plan, the Committee may determine that further “challenge” awards are appropriate in future years in order to provide an enhanced incentive for our NEOs to perform beyond what would typically be considered outstanding or maximum performance in our normal annual LTI program.

Other Practices, Policies and Guidelines

Share Ownership Guidelines

The Compensation Committee bases a large part of its compensation philosophy on aligning the interests of our executives with those of our stockholders. As a result, the Compensation Committee has adopted share ownership guidelines for our senior executive officers. These guidelines require the following levels of ownership:

Share Ownership Guidelines
NEO	Required Ownership as a Multiple of Salary
CEO	6.0x
Other NEOs	0.3x –1.0x

These levels of ownership must be achieved within a five-year period from the date an individual becomes an executive officer.

The Compensation Committee annually monitors whether the executives have appropriate share ownership requirements based on their incentive plan targets and stock price, and adjusts the requirements accordingly. In addition, they monitor whether the executives have satisfied or are making progress toward satisfying the share ownership guidelines. In making this determination, the Compensation Committee considers Common Stock deemed to be held in the Stewart 401(k) Savings Plan, Common Stock beneficially owned by the executive (but excluding options whether or not exercisable), and restricted Common Stock granted to the executive.

As of December 31, 2014, each NEO was in compliance with the share ownership guidelines.

Equity Award Policies

The Compensation Committee has a policy against making equity grants to our executives until any material non-public information has been disclosed to the public.

Clawback Policy

The Company and the Board reserve the right to recover (or “clawback”) from certain current and/or former key employees any wrongfully earned performance-based compensation, including stock-based awards, under the following circumstances:

•	There is a restatement of Company financials due to material noncompliance with any financial reporting requirement;

•

The Board determines that the current or former employee has willfully committed an act of fraud, dishonesty or recklessness in the performance of his or her duties that contributed to the noncompliance that resulted in the requirement to restate Company financials; and

•	The cash incentive or performance-based equity compensation would have been less valuable than what was actually awarded or paid based upon the application of the correct financial results.

These provisions are designed to deter and prevent detrimental behavior and to protect our investors from financial misconduct.

Health and Welfare Plans

Our executives, along with all other associates, are eligible to participate in our medical, dental, vision, life, accidental death and disability, long-term disability, short-term disability, and other applicable employee benefits.

Defined Contribution Plan

The primary tax qualified long-term compensation plan we have for our employees in the United States is the Stewart 401(k) Savings Plan. Our executives also participate in this plan on the same terms as our other associates.

Deferred Compensation Plan

The Deferred Compensation Plan is a nonqualified, elective, deferred compensation plan designed to supplement any existing qualified plans and provide an extra financial benefit to key personnel and highly compensated employees. The Company supports this plan as an additional method for key personnel and highly compensated employees to plan for retirement. The Company established the Stewart Information Services Corporation 1999 Salary Deferred Compensation Plan (“the Deferred Compensation Plan”), effective January 1, 1999, and amended and restated it on January 1, 2005, in order to comply with Section 409A of the Internal Revenue Code of 1986, as amended, and the final regulations (T.D. 9321) thereunder. Assets are held in a separate rabbi trust to pay plan benefits. Rabbi trust assets are subject to the claims of creditors of the Company in the event of bankruptcy. Of 345 eligible employees, 39 eligible employees are active participants in the Deferred Compensation Plan. Two NEOs (Matthew W. Morris and Glenn H. Clements) were active in this plan for 2014.

Deductibility of Executive Compensation

Limitations on the deductibility of executive compensation imposed by Section 162(m) of the Internal Revenue Code have recently affected the Company. Accordingly, the Company undertook actions during 2014 and 2015 that are expected to significantly reduce, if not eliminate, the amount of disallowed deductions going forward. Even though Company intends to comply with Section 162(m), there may be instances when certain awards cannot be designed, or otherwise fail, to satisfy the requirements of Section 162(m) and may not be deductible.

Executive Employment Agreements

The Board has approved, based on the recommendation of the Compensation Committee, the provision of certain post-termination benefits to our executive officers to obtain the benefits of their services and attention to our affairs. In exchange for the benefits we provide under each agreement, our executive officers are required to agree to certain confidentiality, non-competition and cooperation covenants, which our Compensation Committee believes are valuable to us when an executive’s employment terminates. In addition, the Compensation Committee believes that we should provide an inducement for our executive officers to remain in the service of our Company in the event of any proposed or anticipated change in control of our Company in order to facilitate an orderly transition, without placing the executive in a position where he or she is concerned about being terminated without compensation in connection with such a transaction.

The employment agreements articulate the terms and conditions of the executives’ employment with the Company, including termination provisions and applicable restrictive covenants. Generally, each agreement contains the following provisions:

•

Term: initial three-year employment term. Following the completion of the initial term, each agreement will automatically be extended annually for one-year terms, unless at least ninety days prior to the applicable renewal date either party gives written notice that the term should not be further extended after the next termination date.

•	Salary: initial minimum base salary, subject to annual review and increase by the Board.

•

STI and LTI Participation: opportunity to participate in the Company’s STI and LTI Plans subject to annual review by the Compensation Committee. No agreements include any guaranteed amounts under either our STI or LTI Plans, except as set forth in any accelerated vesting provisions of the respective agreements.

•	Benefit Plan Participation: opportunity to participate in other Benefits offered to employees such as group life, medical plan, and other so called “fringe benefits.”

•

Perquisites: perquisites are limited to car allowance, normal paid association and membership dues as needed for the position, executive development up to $5,000, additional executive life insurance for some NEOs (Glenn H. Clements and Steven M. Lessack), and country club dues for two NEOs (Matthew W. Morris and Glenn H. Clements).

•

Severance and Change in Control Provisions: described in more detail in the “Potential Payments upon Termination or Change in Control” section, starting on page 43. Recent development for 2015: Based on a review of peer group practices by the PM&P it was determined that the multiples for base salary in the event of termination under Change in Control were below market. The Compensation Committee approved this change in principle to 3x for the CEO and 2x for the other NEOs on January 22, 2015.

•	Additional Stockholder-Friendly Requirements: minimum Company stock ownership requirements and restricted covenants including confidentiality, non-competition, and non-solicitation.

EXECUTIVE COMPENSATION

Summary of Compensation

The following table summarizes compensation information for each of our NEOs for the three years ended December 31, 2014, for each year they were NEOs.

Summary Compensation Table

Name and Principal Position (a)	Year (b)	Salary ($) (c)	Bonus ($)(1) (d)	Stock Awards ($)(2)(3) (e)	Non-Equity Incentive Plan Compensation ($)(4) (g)	Change in Defined Benefit Plan Value & Nonqualified Deferred Compensation Earnings ($) (h)	All Other Compensation ($)(5) (i)	SEC Total ($)(j)	SEC Total Without One-Time KEEPs Award ($)(k)(6)
Matthew W. Morris	2014	450,000		3,487,494	0	1,051	24,157	3,962,702	1,262,702
Chief Executive	2013	400,000		300,000	845,960	1,228	34,043	1,581,231	1,581,231
Officer	2012	400,000		300,000	480,000		10,761	1,190,761	1,190,761

J. Allen Berryman	2014	325,500		2,229,673	58,113		12,615	2,625,901	672,901
Chief Financial Officer,	2013	310,000		139,500	339,251		9,508	798,259	798,259
Secretary, Treasurer and	2012	310,000		139,500	131,278		11,397	592,175	592,175
Principal Financial Officer

Glenn H. Clements	2014	400,000		2,760,000	134,126	1,349	63,794	3,359,269	959,269
Group President,	2013	400,000		180,000	1,017,307		23,809	1,621,116	1,621,116
Direct Operations	2012	400,000	500,000	180,000	763,505		22,815	1,866,320	1,866,320

Jason R. Nadeau	2014	350,000		2,450,012	210,000		5,883	3,015,895	915,895
Group President,	2013	350,000		210,000	540,143		2,808	1,102,951	1,102,951
Mortgage and Title Services	2012	350,000	500,000	210,245	696,211			1,756,456	1,756,456

Steven M. Lessack	2014	400,000		2,620,002	190,526		187,545	3,398,073	998,073
Group President,	2013	400,000		120,000	569,592		135,312	1,224,904	1,224,904
International	2012	400,000	150,000	120,000	472,896		272,763	1,415,659	1,415,659

(1)	The amounts listed for 2012 represent one-time transition payments.
(2)	Represents the aggregate value of stock awards granted in the designated year. All 2014 time vested restricted stock awards are also included in the aggregate amounts. More information is set forth in the “Grants of Plan-Based Awards” table in the column “Estimated Further Payouts Under Equity Incentive Plan Award.” For additional information regarding such computations and any related assumptions, see Note 13 to our consolidated financial statements included in our Form 10-K for the year ended December 31, 2014.
(3)	2014 Stock awards include a one-time “challenge” Performance Share Award under the Key Employee Equity Plan (KEEPs). The plan performance period for the KEEPs is January 1, 2014 through December 31, 2016 and is based on achievement of an aggressive threshold of $5 earnings per share. Performance Shares immediately vest if performance is met. If $5 EPS threshold is not achieved by December 31, 2016, there is no payout under this plan. More information on fiscal 2014 Stock Awards is set forth in “Compensation Discussion and Analysis—Elements of 2014 NEO Compensation—Long-term Incentives” and “Grants of Plan-Based Awards” below.
(4)	The dollar amounts listed represent cash incentive awards paid to the NEOs. More information on fiscal 2014 Non-Equity Incentive Plan Compensation is set forth in “Compensation Discussion and Analysis—Elements of 2014.”
(5)	See the following table captioned “All Other Compensation.”
(6)	To show how the one-time aggressive KEEPs challenge award, as described under footnote (3), impacts year-over-year total compensation as determined under SEC rules, we have included this column to show total compensation without the KEEPs award. The amounts in this column are calculated by subtracting the target value of KEEPs from the amounts in the Stock Award column (e) and from the amounts reported in the SEC Total column. The amounts reported in this column differ substantially from, and are not a substitute for, the amounts reported in the SEC Total column.

All Other Compensation

Item	Matthew W. Morris	J. Allen Berryman	Glenn H. Clements	Jason R. Nadeau	Steven M. Lessack (1)
Other Compensation
Life insurance premiums	567	1,595	44,200	567	40,331
Long-term disability insurance premiums	2,423	1,501	2,853	2,423	3,896
Restricted stock dividends	5,368	2,319	2,637	2,892	1,733
Cost of living adjustment related to foreign assignment					59,894
Taxes related to foreign assignment					58,577
Housing related to foreign assignment					17,438
Tax return preparation					5,675
Perquisites
Personal use of company-owned auto or car allowance	7,200	7,200	9,600
Country club dues	8,599		4,504

	$24,157	$12,615	$63,794	$5,883	$187,545

(1)	Steven M. Lessack is currently on an international assignment. These amounts are in relation to working outside of the home country.

Grants of Plan-Based Awards

The following table sets forth information concerning individual grants of plan-based equity and non-equity awards for the year ended December 31, 2014.

			Estimated Future Payouts under Non-Equity Incentive Plan Awards			Estimated Future Payouts under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#) (i)	Grant Date Fair Market Value of Stock and Option Awards ($) (l)

Name (a)	Grant Date (b)		Threshold ($) (c)	Target ($) (d)	Maximum ($) (e)	Threshold ($) (f)	Target ($) (g)	Maximum ($) (h)
Matthew W. Morris	1/1/2014	(1)	225,000	450,000	900,000
	1/1/2014	(2)				259,875	519,750	1,039,500		519,750
	1/1/2014	(3)							8,297	267,744
	1/1/2014	(4)				2,250,000	2,700,000	3,150,000		2,700,000
J. Allen Berryman	1/1/2014	(1)	65,100	130,200	260,400
	1/1/2014	(2)				91,303	182,606	365,211		182,606
	1/1/2014	(3)							2,915	94,067
	1/1/2014	(4)				1,627,500	1,953,000	2,278,500		1,953,000
Glenn H. Clements	1/1/2014	(1)	200,000	400,000	800,000
	1/1/2014	(2)				118,800	237,600	475,200		237,600
	1/1/2014	(3)							3,793	122,400
	1/1/2014	(4)				2,000,000	2,400,000	2,800,000		2,400,000
Jason R. Nadeau	1/1/2014	(1)	175,000	350,000	700,000
	1/1/2014	(2)				115,500	231,000	462,000		231,000
	1/1/2014	(3)							3,688	119,012
	1/1/2014	(4)				1,750,000	2,100,000	2,450,000		2,100,000
Steven M. Lessack	1/1/2014	(1)	120,000	240,000	480,000
	1/1/2014	(2)				72,600	145,200	290,400		145,200
	1/1/2014	(3)							2,318	74,802
	1/1/2014	(4)				2,000,000	2,400,000	2,800,000		2,400,000

(1)	Reflects 2014 Short-Term Incentive Reward. More information on fiscal 2014 Non-Equity Incentive Plan Awards is set forth in “Compensation Discussion and Analysis—Short-Term Incentives for 2014.”
(2)	Reflects Long-Term Incentive Performance Share Award. More information on fiscal 2014 Equity Incentive Plan Awards is set forth in “Compensation Discussion and Analysis—Long-Term Incentives for 2014.”
(3)	Reflects Long-Term Restricted Incentive Stock Award. More information on fiscal 2014 Equity Incentive Plan Awards is set forth in “Compensation Discussion and Analysis—Long-Term Incentives for 2014.”
(4)	Reflects a one-time “challenge” performance share award under the Key Employee Equity Plan (KEEPs award). The plan performance period for the KEEPs award is January 1, 2014 through December 31, 2016 and is based on achievement of an aggressive threshold of $5 earnings per share. Performance Shares immediately vest if performance is met. If $5 EPS threshold is not achieved by December 31, 2016, there is no payout under this plan. More information on fiscal 2014 Stock Awards is set forth in “Compensation Discussion and Analysis—Elements of 2014 NEO Compensation—Long-term Incentives.”

Option Exercises and Stock Vested

	Stock Awards
Name (a)	Number of Common Shares Acquired on Vesting (#) (d)	Value Realized on Vesting ($) (e)
Matthew W. Morris	18,049	669,169
J. Allen Berryman	8,455	313,701
Glenn H. Clements	8,295	307,247
Jason R. Nadeau	10,000	370,400
Steven M. Lessack	5,897	218,425

The following table sets forth certain information concerning the outstanding equity awards held by each of our NEOs for the year ended December 31, 2014.

Outstanding Equity Awards at Fiscal Year-End

	Option Awards					Stock Awards
Name (a)	Number of Securities Underlying Unexercised Options (#) Exercisable (b)(1)	Option Exercise Price ($) (e)(1)	Option Expiration Date (f)(1)	Number of Shares or Units of Stock That Have Not Vested (#) (g)	Market Value of Shares or Units of Stock That Have Not Vested ($) (h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (i)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (#) (j)
Matthew W. Morris	1,600	26.83	11/30/2017	22,835	845,808	16,106	596,566
Matthew W. Morris(2)							2,700,000
J. Allen Berryman				10,680	395,587	5,659	209,609
J. Allen Berryman(2)							1,953,000
Glenn H. Clements	2,000	39.25	6/1/2015	10,716	396,921	7,363	272,726
Glenn H. Clements	2,000	38.01	6/1/2016				0
Glenn H. Clements	2,000	26.83	11/30/2017				0
Glenn H. Clements(2)							2,400,000
Jason R. Nadeau				11,765	435,776	7,158	265,132
Jason R. Nadeau(2)							2,100,000
Steven M. Lessack				6,933	256,798	4,499	166,643
Steven M. Lessack(2)							2,400,000

(1)	These options were part of an earlier Long-Term Incentive Plan. The Company no longer uses Stock Options as an incentive.

(2)	Equity Incentive Plan Awards reflects a one-time “challenge” performance share award under the Key Employee Equity Plan (KEEPs award). The plan performance period for the KEEPs is January 1, 2014 through December 31, 2016 and is based on achievement of an aggressive threshold of $5 earnings per share. Performance Shares immediately vest if performance is met. If $5 EPS threshold is not achieved by December 31, 2016, there is no payout under this plan. More information on fiscal 2014 Stock Awards is set forth in “Compensation Discussion and Analysis—Elements of 2014 NEO Compensation—Long-term Incentives.”

Nonqualified Deferred Compensation Plans

The Company established the Stewart Information Services Corporation 1999 Salary Deferred Compensation Plan (the “Deferred Compensation Plan”), effective January 1, 1999, and amended and restated on August 27, 2009. The Deferred Compensation Plan is a nonqualified deferred compensation plan maintained primarily to provide deferred compensation benefits for a select group of management or highly compensated employees. Assets are held in a separate rabbi trust to pay Plan benefits. Rabbi trust assets are subject to the claims of creditors of the Company in the event of bankruptcy. Two of the NEOs (Matthew W. Morris and Glenn H. Clements) participated in the Deferred Compensation Plan in 2014.

Nonqualified Deferred Compensation

Name (a)	Executive Contributions in Last Fiscal Year ($) (b)	Company Contributions in Last Fiscal Year ($) (c)	Aggregate Earnings in Last Fiscal Year ($) (d)	Aggregate Withdrawals/ Distributions in Last Fiscal Year ($) (e)	Aggregate Balance at Last Fiscal Year- End ($) (f)
Matthew W. Morris	35,423	0	2,411	0	51,062
Glenn H. Clements	0	0	12,993	0	321,095

Potential Payments upon Termination or Change in Control

Each of the executives (or their beneficiaries) would be entitled to certain payments upon termination of employment. In the case of death, these would include the following “Accrued Amounts”:

•	Any portion of the executive’s accrued but unpaid base salary and accrued but unused vacation time that shall have been earned prior to the termination but not yet paid;

•	Any short-term incentive and long-term incentive payments for the prior fiscal year that shall have been earned prior to the termination and not yet paid;

•	Any employee benefits (401(k) Plan) that have vested as of the date of termination as a result of participation in any of the Company’s benefit plans; and

•	Any expenses with respect to which they are entitled to reimbursement.

In the case of retirement, or involuntary termination without “Cause” or “Good Reason (1),” in exchange for a general release of claims, the executive is generally entitled to:

•	Accrued Amounts;

•	Twelve to twenty-four months of base salary (3x base for CEO; 2x base for all other executives);

•	An extension of medical and dental benefits at the employee rate for up to 12 months;

•

All unvested long-term incentive compensation that becomes vested on a pro-rata basis, and shall be based on actual results compared to target objectives at the end of the incentive period, if executive was actively employed at least 25% of the applicable performance period; and

•	Outplacement services not to exceed $10,000.

In the case of termination in connection with a change in control, in exchange for a general release of claims, the executive is generally entitled to:

•	Accrued Amounts;

•	Twenty-four to thirty-six months of base salary (3x base for CEO; 2x base for all other executives);

•	An extension of medical and dental benefits at the employee rate for up to 12 months;

•	All unvested long-term incentive compensation that becomes fully vested and unrestricted as a result of this type of termination; and

•	Outplacement services not to exceed $10,000.

If terminated upon disability, the executive would be limited solely to the payment of the Accrued Amounts, and unvested long-term incentive compensation as allowed under termination for retirement or involuntary termination without “Cause” or “Good Reason”.

All executives are required to sign a confidentiality, non-competition and non-solicitation agreement. If executive violates the provisions, the executive forfeits any unvested awards and incentive plan benefits.

Matthew W. Morris	Retirement ($)	Involuntary Termination Without Cause or Termination for Good Reason ($)	For Cause Termination ($)	Termination in Connection with a Change in Control ($)(2)	Change in Control ($)	Disability ($)	Death ($)
Cash Severance	900,000	900,000	—	1,350,000	—	—	—
Nonequity Incentive Compensation	—	—	—	—	—	—	—
Accelerated Vesting of Cash-Based Performance Units	163,889	163,889	—	200,000	200,000	163,889	163,889
Accelerated Vesting of Performance Shares and Restricted Stock(1)	2,522,396	2,522,396	—	3,787,500	3,787,500	2,522,396	2,522,396
Continuation of Insurance Benefits	21,685	21,685	—	21,685	—	21,685	—
Excise Tax Gross-Up	—	—	—	—	—	—	—
Outplacement		10,000	—	10,000	—	—	—
Total	3,607,970	3,617,970	—	5,369,185	3,987,500	2,707,970	2,686,285

J. Allen Berryman	Retirement ($)	Involuntary Termination Without Cause or Termination for Good Reason ($)	For Cause Termination ($)	Termination in Connection with a Change in Control ($)	Change in Control ($)	Disability ($)	Death ($)
Cash Severance	325,500	325,500	—	651,000	—	—	—
Nonequity Incentive Compensation	—	—	—	—	—	—	—
Accelerated Vesting of Cash-Based Performance Units	76,208	76,208	—	93,000	93,000	76,208	76,208
Accelerated Vesting of Performance Shares and Restricted Stock(1)	1,569,795	1,569,795	—	2,369,175	2,369,175	1,569,795	1,569,795
Continuation of Insurance Benefits	21,685	21,685	—	21,685	—	21,685	—
Excise Tax Gross-Up	—	—	—	—	—	—	—
Outplacement	—	10,000	—	10,000	—	—	—
Total	1,993,188	2,003,188	—	3,144,860	2,462,175	1,667,688	1,646,003

Glenn H. Clements	Retirement ($)	Involuntary Termination Without Cause or Termination for Good Reason ($)	For Cause Termination ($)	Termination in Connection with a Change in Control ($)	Change in Control ($)	Disability ($)	Death ($)
Cash Severance	400,000	400,000		800,000	—	—	—
Nonequity Incentive Compensation	—	—	—	—	—	—	—
Accelerated Vesting of Cash-Based Performance Units	98,333	98,333	—	120,000	120,000	98,333	98,333
Accelerated Vesting of Performance Shares and Restricted Stock(1)	1,949,167	1,949,167	—	2,940,000	2,940,000	1,949,167	1,949,167
Continuation of Insurance Benefits	23,052	23,052	—	23,052	—	23,052	—
Excise Tax Gross-Up	—	—	—	—	—	—	—
Outplacement	—	10,000	—	10,000	—	—	—
Total	2,470,552	2,480,552	—	3,893,052	3,060,000	2,070,552	2,047,500

Jason R. Nadeau	Retirement ($)	Involuntary Termination Without Cause or Termination for Good Reason ($)	For Cause Termination ($)	Termination in Connection with a Change in Control ($)	Change in Control ($)	Disability ($)	Death ($)
Cash Severance	350,000	350,000	—	700,000	—	—	—
Nonequity Incentive Compensation	—	—	—	—	—	—	—
Accelerated Vesting of Cash-Based Performance Units	114,722	114,722	—	140,000	140,000	114,722	114,722
Accelerated Vesting of Performance Shares and Restricted Stock(1)	1,771,389	1,771,389	—	2,660,000	2,660,000	1,771,389	1,771,389
Continuation of Insurance Benefits	23,590	23,590	—	23,590	—	23,590	—
Excise Tax Gross-Up	—	—	—	—	—	—	—
Outplacement	—	10,000	—	10,000	—	—	—
Total	2,259,701	2,269,701	—	3,533,590	2,800,000	1,909,701	1,886,111

Steven M. Lessack	Retirement ($)	Involuntary Termination Without Cause or Termination for Good Reason ($)	For Cause Termination ($)	Termination in Connection with a Change in Control ($)	Change in Control ($)	Disability ($)	Death ($)
Cash Severance	500,000	500,000	—	800,000	—	—	—
Nonequity Incentive Compensation	—	—	—	—	—	—	—
Accelerated Vesting of Cash-Based Performance Units	65,556	65,556	—	80,000	80,000	65,556	65,556
Accelerated Vesting of Performance Shares and Restricted Stock(1)	1,808,611	1,808,611	—	2,740,000	2,740,000	1,808,611	1,808,611
Continuation of Insurance Benefits	7,861	7,861	—	7,861	—	7,861	—
Excise Tax Gross-Up	—	—	—	—	—	—	—
Outplacement	—	10,000	—	10,000	—	—	—
Total	2,282,028	2,292,028	—	3,637,861	2,820,000	1,882,028	1,874,167

(1)	Includes a one-time challenge Performance Share Award under the special Key Employee Equity Plan (KEEPs). More information on fiscal 2014 Stock Awards is set forth in “Compensation Discussion and Analysis—Elements of 2014 NEO Compensation—Long-term Incentives.”
(2)	Reflects a change in the base salary multiple for termination in connection with a change in control to 3x for CEO and 2x for all other executives. This change was approved by the Compensation Committee on January 22, 2015.

Compensation of Directors

Our directors received fees as follows during the year ended December 31, 2014:

Director Compensation

Name (a)	Fees Earned or Paid in Cash (b)		Bonus (4)		Stock Awards ($)(1) (c)	Change in Defined Benefit Plan Value and Nonqualified Deferred Compensation Earnings ($) (d)	Non-Equity Incentive Plan Compensation ($)(3) (e)	All Other Compensation ($) (g)	Total ($) (h)
Arnaud Ajdler	65,000				60,000			2,000	127,000
Catherine A. Allen(2)	35,000							2,000	37,000
Thomas G. Apel	190,000				60,000			4,000	254,000
Glenn C. Christenson	84,000				60,000			3,000	147,000
Robert L. Clarke	81,500				106,000				187,500
Paul W. Hobby(3)	31,750				106,000				137,750
Dr. E. Douglas Hodo(4)	67,000				60,000				127,000
Frank Keating	49,000				106,000			3,000	158,000
Laurie C. Moore	128,500				60,000				188,500
Malcolm S. Morris	275,000(	5)	150,000	(6)		131,100		1,190	557,290
Stewart Morris, Jr.	275,000(	5)	150,000	(6)		140,740		2,078	567,818
Dr. W. Arthur Porter	117,000				60,000				177,000

(1)	The annual stock award to directors was valued based on the market value per share of Common Stock at the close of business on the first business day following the 2014 annual meeting of stockholders.
(2)	Catherine A. Allen served as a director from January 1, 2014 until the annual stockholder meeting held May 2, 2014.
(3)	Paul W. Hobby served as a director from January 1, 2014 until the annual stockholder meeting held May 2, 2014, after which date he served as an advisory director for the remainder of the year. Amounts shown represent all fees paid for the year 2014.
(4)	Dr. E. Douglas Hodo served as Chairman of the Board from January 1, 2014 until May 2, 2014, after which date he served as Chairman Emeritus for the remainder of the year. Amounts shown represent all fees paid for the year 2014.
(5)	Malcolm S. Morris and Stewart Morris, Jr. received salaries under their employment agreements with the Company in lieu of SISCO director’s fees.
(6)	Malcolm S. Morris and Stewart Morris, Jr. received transition incentive payments under their employment agreements with the Company. More information is found under “Compensation of Vice Chairmen.” in this section.

Compensation for our non-management directors for 2014 consisted of: cash compensation, consisting of annual retainers for all Board members and Committee Chairs, equity compensation consisting of stock awards, and certain other compensation. Each of the current components of our non-management director compensation is described in more detail below. In 2014, we paid an annual retainer to Board members and Committee Chairs as follows:

•	Annual cash Board retainer of $40,000

•	Annual stock Board retainer of $60,000, which is fully vested at the time of grant

•	Annual cash Chairman of the Board retainer of $70,000

•	Annual cash Committee Chair retainers in the following amounts:

•	Executive—$10,000

•	Audit—$15,000

•	Compensation—$10,000

•	Nominating & Corporate Governance—$10,000

•	Meeting fees in the following amounts:

•	Board of Directors—$3,000 in-person / $2,000 telephonic (in the event a director must travel from out of state an additional $1,000 fee is paid)

•	Executive—$2,500 ($250 for written approval)

•	Audit—$2,500

•	Compensation—$2,000

•	Advisory—$2,000

•	Nominating and Corporate Governance—$2,000

Directors have the option to take the entire retainer in stock. They must notify the corporate secretary of such election by January 31 of each year. If they choose this option they will be granted a 15% bonus on the portion that would otherwise be paid in cash, payable in stock only.

In addition, we reimburse reasonable expenses incurred for attendance at Board and Committee meetings. See “All Other Compensation,” below.

All Other Compensation

Item	Arnaud Ajdler	Catherine A. Allen	Thomas G. Apel	Glenn L. Christenson	Frank Keating	Malcolm S. Morris	Stewart Morris, Jr.
Other Compensation
Travel fees(1)	2,000	2,000	4,000	3,000	3,000
Restricted stock dividends						600	600
Life insurance premiums						295	739

	2,000	$2,000	$4,000	$3,000	$3,000	$895	$1,339

(1)	Directors who reside outside of the state receive a travel fee of $1,000 for attendance at in-person meetings.

Compensation of Vice Chairmen

As reported in the 2011 proxy, the former Co-CEOs, Malcolm S. Morris and Stewart Morris, Jr. moved into non-operational roles, as Vice Chairmen of the Board, with the Company, each with an annual salary of $275,000.

In their roles, they serve as Company ambassadors and advisors performing tasks assigned by the CEO and Board. For example, Stewart Morris, Jr. serves as a member of the Board of the American Land Title Association, a position ensuring that the Company has a voice at the major title industry association.

To retain the Vice Chairmen’s considerable experience and knowledge over the transition period, ensure that their new non-operational advisor relationships were clear and that their employment was limited in time, the Compensation Committee negotiated new employment agreements.

The terms of the employment agreements include a Deferred Transition Incentive payment of $750,000 to be paid to each of the Vice Chairmen at a rate not to exceed $150,000 each year during the first four years of the employment term. To be certain that the annual transition payment is affordable to the Company, the full annual transition amount will be paid only if the Company’s net annual Company earnings are at least $30 million for each of the relevant fiscal years. Should the Company earn less than $30 million during any fiscal year, the annual payment for that year will be reduced proportionally. At the end of the five-year employment period, ending in December 2016, each Vice Chairman will receive an amount equal to $750,000 less the total of the Transition Incentive previously paid. The signed employment agreements are consistent with those of Company officers and provide for resignations as Vice Chairman at the end of the term.

Consistent with Company policy, as employees of the Company, the Vice Chairmen receive no cash, stock, or other fees for serving on the Board.

Compensation Committee Report

To the Board of Directors of Stewart Information Services Corporation:

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis section of this proxy statement with the Company’s management and, based on that review and discussion, the Compensation Committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement.

Members of the Compensation Committee

Laurie C. Moore, Chair
Dr. W. Arthur Porter
Frank Keating Arnaud Ajdler

Dated: March 9, 2015

PROPOSAL NO. 2

ADVISORY VOTE REGARDING THE COMPENSATION OF

STEWART INFORMATION SERVICES CORPORATION’S

NAMED EXECUTIVE OFFICERS

The Compensation Discussion and Analysis beginning on page 23 of this proxy statement describes the Company’s executive compensation program and the compensation decisions made by the Compensation Committee and the board of directors for 2014 with respect to our CEO and other executive officers named in the Summary Compensation Table on page 40 (whom we refer to as the NEOs). The board of directors is asking stockholders to cast a non-binding advisory vote on the following resolution:

“RESOLVED, that the stockholders of the Company approve, on an advisory basis, the compensation of the Company’s executive officers named in the Summary Compensation Table, as disclosed in this proxy statement pursuant to the compensation disclosure rules of the U.S. Securities and Exchange Commission (which disclosure includes the Compensation Discussion and Analysis, the executive compensation tables and the related footnotes and narrative accompanying the tables).”

The board of directors is asking stockholders to support this proposal. While the advisory vote we are asking you to cast is non-binding, the Compensation Committee and the board of directors value the views of our stockholders and will take into account the outcome of the vote when considering future compensation decisions for our NEOs.

YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE APPROVAL OF THE ADVISORY RESOLUTION REGARDING THE COMPENSATION OF STEWART INFORMATION SERVICES CORPORATION’S NAMED EXECUTIVE OFFICERS.

PROPOSAL NO. 3

RATIFICATION OF THE APPOINTMENT OF

KPMG LLP

AS STEWART INFORMATION SERVICES CORPORATION’S

INDEPENDENT AUDITORS FOR 2015

KPMG LLP served as our principal independent auditors for our fiscal year ended December 31, 2014. Our Audit Committee has reappointed KPMG LLP as our principal independent auditors for our fiscal year ending December 31, 2015. Our stockholders are being asked to vote to ratify the appointment of KPMG LLP. If the stockholders do not ratify the appointment, the Audit Committee will reconsider its selection of KPMG LLP and will either continue to retain this firm or appoint new independent auditors. Even if the appointment is ratified, the Audit Committee may, in its discretion, appoint different independent auditors at any time during the year if it determines that such a change would be in the Company’s and the stockholders’ best interests. We expect representatives of KPMG LLP to be present at the meeting with the opportunity to make a statement if they desire to do so, and to be available to respond to appropriate questions.

Audit and Other Fees

The following table sets forth the aggregate fees billed for professional services rendered by KPMG LLP for each of our last two fiscal years:

	Year Ended December 31
	2014	2013
Audit fees(1)	$1,739,369	$1,704,978
Audit-related fees	31,870	—
Tax fees(2)	5,709	8,156
All other fees	—	—

(1)	Fees for the audit of our annual financial statements, the audit of the effectiveness of our internal controls over financial reporting, review of financial consolidated statements included in our Quarterly Reports on Form 10-Q, and services that are normally provided by KPMG LLP in connection with statutory and regulatory filings or engagements for the fiscal years shown.
(2)	Fees for professional services rendered by KPMG LLP primarily for tax compliance, tax advice and tax planning.

The Audit Committee must preapprove all audit services and permitted non-audit services (including the fees and terms thereof) to be performed for us by our independent auditor. Since May 6, 2003, the effective date of the SEC’s rules requiring preapproval of audit and non-audit services, 100% of the services identified in the preceding table were preapproved by the Audit Committee. The Audit Committee may form and delegate authority to subcommittees consisting of one or more members when appropriate, including the authority to grant preapprovals of audit and permitted non-audit services, provided that the subcommittee will present all decisions to grant preapprovals to the full Audit Committee at its next scheduled meeting.

YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE PROPOSAL TO RATIFY THE APPOINTMENT OF KPMG LLP AS STEWART INFORMATION SERVICES CORPORATION’S INDEPENDENT AUDITORS FOR 2015.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The Audit Committee serves as the representative of the board of directors for the general oversight of the Company’s processes in the following areas: financial accounting and reporting, systems of internal control, audit, and monitoring compliance with laws and regulations and standards for corporate compliance. The Company’s management has primary responsibility for preparing the consolidated financial statements and for the Company’s financial reporting process. The Company’s independent auditors, KPMG LLP, are responsible for expressing an opinion on the Company’s consolidated financial statements, and whether such financial statements are presented fairly in accordance with U.S. generally accepted accounting principles.

In this context, the Audit Committee hereby reports as follows:

1. The Audit Committee has reviewed and discussed the audited financial statements with the Company’s management.

2. The Audit Committee has discussed with the independent auditors the matters required to be discussed under the applicable rules adopted by the Public Company Accounting Oversight Board (“PCAOB”).

3. The Audit Committee has received the written disclosures and the letter from the independent auditors required by applicable requirements of PCAOB regarding the independent auditors’ communications with the Audit Committee concerning independence, and has discussed with the independent auditors the independent auditors’ independence.

4. Based on the review and discussions referred to in paragraphs (1) through (3) above, the Audit Committee has recommended to the board of directors that the audited financial statements be included in Stewart’s Annual Report on Form 10-K for the year ended December 31, 2014 for filing with the SEC.

Each of the members of the Audit Committee is “independent” as defined under the listing standards of the NYSE.

The undersigned members of the Audit Committee have submitted this report:

Robert L. Clarke, Chair

Laurie C. Moore

Glenn Christenson

Dated: February 18, 2015

PROPOSAL NO. 4

STOCKHOLDER ADVISORY PROPOSAL RELATING TO THE CONVERSION OF THE CLASS B STOCK INTO COMMON STOCK

Pursuant to the Company’s settlement agreement with Bulldog, entered into as of March 26, 2015 and described above, the Company is including the following advisory proposal to be put to an advisory vote of stockholders at the 2015 Annual Meeting. The advisory proposal is set forth below. Approval of the stockholder advisory proposal would require the affirmative vote of a majority of the Common Stock and Class B Stock, voting together as a single class, in person or by proxy at the 2015 Annual Meeting. Approval of the stockholder advisory proposal would not itself eliminate the Company’s dual class capital structure, but rather it would be an advisory recommendation to the Board to submit such a proposal to the stockholders in the future. The board of directors is not making a recommendation to stockholders regarding votes on this resolution.

“WHEREAS, the Company has maintained, as provided in the Company’s Certificate of Incorporation, a dual class capital structure with two classes of common stock: (i) Common Stock, par value $1.00 per share, of the Company; and (ii) Class B Stock, par value $1.00 per share, which have existed since shares of the Company were first offered to the public on March 20, 1970;

WHEREAS, the Board has determined that putting the following advisory proposal to a vote of stockholders at the 2015 Annual Meeting is advisable; and

WHEREAS, the Board takes no position on, and makes no recommendation with regard to, the following advisory proposal:

NOW, THEREFORE, BE IT RESOLVED, that the stockholders recommend that the Board submit a proposal to the holders of the Company’s Common Stock and Class B Stock relating to the conversion of the Class B Stock into Common Stock, thereby eliminating the dual class capital structure of the Company.”

Board of Directors’ Statement Relating to Stockholder Proposal No. 4

The Board has considered the proposal set forth above relating to the conversion of Class B Stock into Common Stock, and has determined to make no voting recommendation to stockholders. The proposal, which is advisory in nature, would constitute a recommendation to the Board if approved by stockholders. The Board recognizes that dual class capital structures is a controversial topic, and the Board wants to use this proposal as an opportunity for stockholders to express their views on this subject without being influenced by any formal recommendation the Board might make. Since the Board desires to hear the views of our stockholders concerning the dual class capital structure, our Board makes no recommendations with respect to this proposal.

The dual class capital structure with two classes of common stock (Common Stock and Class B Stock) provided for in our Certificate of Incorporation has existed since shares were offered to the public on March 20, 1970.

Our robust corporate governance practices include the following: (i) all but two of our directors are fully independent under the NYSE listing standards; (ii) only independent directors serve on the Advisory Committee, Audit Committee, Compensation Committee, Advisory Committee on Cost Management and Nominating and Corporate Governance Committee; (iii) all directors elected by each class of stock are elected annually by a majority of votes cast in an uncontested director election and are required to act in the best interests of all stockholders, in accordance with their fiduciary duties under Delaware law; (iv) the Board requires the separation of the offices of Chairman of the Board and Chief Executive Officer; and (v) the current Chairman of the Board is an independent director.

No amendment to the Company’s Certificate of Incorporation that affects the Common Stock and Class B Stock unequally may be made without the affirmative vote of a majority of the outstanding shares of each class, voting separately. Stated another way, a majority of the holders of Class B Stock would have to agree to an amendment to the Certificate of Incorporation by which their shares of Class B Stock would be converted into shares of Common Stock, thus consenting to the loss of certain rights to elect directors. There can be no assurance that a majority of the holders of Class B Stock would vote to support the conversion of their Class B Stock into Common Stock.

YOUR BOARD OF DIRECTORS MAKES NO VOTING RECOMMENDATION TO STOCKHOLDERS REGARDING THE STOCKHOLDER ADVISORY PROPOSAL TO RECOMMEND THAT THE BOARD OF DIRECTORS SUBMIT A PROPOSAL TO STOCKHOLDERS RELATING TO THE CONVERSION OF THE CLASS B STOCK INTO COMMON STOCK. THE BOARD WILL TAKE INTO ACCOUNT THE STOCKHOLDERS’ VOTE ON THIS PROPOSAL AS WELL AS OTHER FACTORS IN DETERMINING HOW TO PROCEED.

If stockholders return a validly executed proxy solicited by the Board, the shares represented by the proxy will be voted on this proposal in the manner specified by the stockholder. If the stockholders do not specify the manner in which their shares represented by a validly executed proxy solicited by the Board are to be voted on this proposal, such shares will be voted as abstentions. Abstentions are not considered votes cast and accordingly will not have any effect on whether the stockholder advisory proposal is approved.

CERTAIN TRANSACTIONS

Stewart Morris, Sr. is the father of Stewart Morris, Jr. and the uncle of Malcolm S. Morris. During the year ended December 31, 2014, Stewart Morris served as Senior Advisor to the Board, and a director of Stewart Title Guaranty Company, receiving compensation of approximately $167,052.04, consisting primarily of salary and imputed income on legacy life insurance policies.

Pursuant to the Stewart Code of Business Conduct and Ethics and the Company’s Code of Ethics for Chief Executive Officers, Principal Financial Officer and Principal Accounting Officer, each of which are available on our web site at www.stewart.com/investor-relations/corporate-governance (together, the “Codes”), if any director or executive officer has a conflict of interest (direct or indirect, actual or potential) with the Company, such as any personal interest in a transaction involving the Company, the conflict must be fully, fairly and timely disclosed to the Company (either to the board of directors, the Company’s Chief Legal Officer, as provided for by the Codes). Conflicts of interest may include transactions between the Company and the immediate family of a director or executive officer, such as their spouse, parents, children, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, brothers- and sisters-in-law and cohabitants. Any transaction involving an actual and material conflict of interest between the Company and any of its directors or executive officers is prohibited unless approved by the board of directors. A director with a conflict of interest must recuse himself or herself from participating in any decision to approve any such transaction. Furthermore, any material transaction between the Company and any holder of 5% or more of the Company’s voting securities is also prohibited unless approved by the board of directors.

STOCKHOLDER PROPOSALS FOR NEXT ANNUAL MEETING

To be included in the proxy statement and form of proxy relating to our 2016 annual meeting of stockholders, proposals of Common Stockholders and Class B Stockholders must comply with Rule 14a-8 and be received by us at our principal executive offices, 1980 Post Oak Boulevard, Suite 800, Houston, Texas 77056, by [—], 2015.

HOUSEHOLDING

To reduce the expenses of delivering duplicate proxy materials, we may take advantage of the SEC’s “householding” rules that permit us to deliver only one set of proxy materials to stockholders who share an address, unless otherwise requested. If you share an address with another stockholder and have received only one set of proxy materials, you may request a separate copy of these materials at no cost to you by contacting us at Stewart Information Services Corporation, Attn.: J. Allen Berryman, Corporate Secretary, 1980 Post Oak Blvd., Suite 800, Houston, Texas 77056 or at (713) 625-8100. For future annual meetings, you may request separate voting materials, or request that we send only one set of proxy materials to you if you are receiving multiple copies, by calling or writing to us at the phone number and address given above.

OTHER MATTERS

Except as set forth in this proxy statement, our management does not know of any other matters that may come before the 2015 Annual Meeting. However, if any matters other than those referred to above should properly come before the 2015 Annual Meeting, the persons named in the enclosed proxy intend to vote such proxy in accordance with their best judgment.

Proxies for our 2016 annual meeting of stockholders may confer discretionary power to vote on any matters that may come before the meeting unless, with respect to a particular matter, (i) we receive, by certified mail, return receipt requested, addressed to our Secretary, notice not later than February 15, 2016 that the matter will be presented at the annual meeting and (ii) we fail to include in our proxy statement for the annual meeting advice on the nature of the matter and how we intend to exercise our discretion to vote on the matter. If you wish to nominate an individual for election as a director at our 2016 annual meeting of stockholders, you must provide notice of your intention to do so in accordance with the procedures set forth in the Company’s By-Laws by February 15, 2016.

By Order of the Board of Directors,

J. Allen Berryman
Secretary

[—], 2015

YOUR VOTE IS IMPORTANT.

Please take a moment now to vote your shares of Stewart Information Services Corporation common stock for the upcoming Annual Meeting of Stockholders.

YOU CAN VOTE TODAY USING ONE OF THE FOLLOWING METHODS:

Vote by Internet—Please access https://www.proxyvotenow.com/stc and follow the instructions on the screen. Please note you must type an “s” after “http”.

Mobile Device—Scan this QR code to vote with your mobile device.

Vote by Telephone—Please call toll-free in the U.S. or Canada at 1-866-395-9265, on a touch-tone phone. If outside the U.S. or Canada, call 1-215-521-1346. Please follow the simple instructions. You will be required to provide the unique control number printed below.

Vote by Mail—Please complete, sign, date and return the proxy card in the envelope provided to: Stewart Information Services Corporation, c/o Innisfree M&A Incorporated, FDR Station, P.O. Box 5155, New York, NY 10150-5155.

You may vote by telephone or Internet 24 hours a day, 7 days a week. Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you had marked, signed and returned a proxy card.

▼ TO VOTE BY MAIL PLEASE DETACH PROXY CARD HERE AND SIGN, DATE AND RETURN IN THE POSTAGE-PAID ENVELOPE PROVIDED ▼

Please mark your vote as in this example	PRELIMINARY PROXY MATERIALS SUBJECT TO COMPLETION, DATED MARCH 27, 2015

The Board of Directors recommends a vote FOR ALL nominees in Proposal 1, FOR Proposals 2 and 3, and makes no recommendation on Proposal 4.

						FOR	AGAINST	ABSTAIN
1.	Election of Directors 01. Arnaud Ajdler, 02. Robert L. Clarke, 03. James Chadwick 04. Glenn C. Christenson, 05. Laurie C. Moore.			2.	Advisory approval regarding the compensation of Stewart Information Services Corporation’s named executive officers (Say-on-Pay).

	FOR ALL NOMINEES	WITHHOLD AUTHORITY	FOR ALL EXCEPT	3.	Ratification of the appointment of KPMG LLP as Stewart Information Services Corporation’s independent auditors for 2015.

	(INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark the “For All Except” box above and write the number(s) of the nominee(s) on the line above.			4.	Advisory approval relating to the conversion of Class B Stock into Common Stock.

				The undersigned acknowledges receipt of the Notice of Annual Meeting of Stockholders and of the Proxy Statement.

DATE 2015

SIGNATURE

SIGNATURE
NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

YOUR VOTE IS IMPORTANT!

PLEASE VOTE TODAY.

SEE REVERSE SIDE FOR THREE EASY WAYS TO VOTE.

▼ TO VOTE BY MAIL PLEASE DETACH PROXY CARD HERE AND SIGN, DATE AND RETURN IN THE POSTAGE-PAID ENVELOPE PROVIDED ▼

PRELIMINARY PROXY MATERIALS SUBJECT TO COMPLETION, DATED MARCH 27, 2015

This WHITE Proxy Card is being solicited by Stewart Information Services Corporation.

STEWART INFORMATION SERVICES CORPORATION

PROXY VOTING INSTRUCTIONS

ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 1, 2015

The undersigned appoints Ken Anderson, Jr., John L. Killea and Steven I. Soffer, and each of them, as proxies with full power of substitution and revocation, to vote, as designated on the reverse side hereof, all of the Common Stock of Stewart Information Services Corporation which the undersigned has power to vote, with all powers which the undersigned would possess if personally present, at the annual meeting of stockholders thereof to be held on May 1, 2015, or at any adjournment(s) thereof.

Unless otherwise marked, this proxy will be voted FOR ALL nominees in Proposal 1, FOR Proposals 2 and 3, and ABSTAIN on Proposal 4, and in accordance with the discretion of the persons designated above, with respect to any other business that may properly come before the annual meeting.

(continued and to be signed on the reverse side)